Exhibit 2.1

















                         ASSET AND STOCK PURCHASE AGREEMENT

                       FOR ENVIROTECH MEASUREMENTS & CONTROLS



                                       BETWEEN

                             THERMO ELECTRON CORPORATION

                                         AND

                              BAKER HUGHES INCORPORATED

                                  TABLE OF CONTENTS


                                                                   Page

       1.   GENERAL......  .....................................      1

            1.1    Definitions  ................................      1
            1.2    Schedules and Exhibits  .....................     13
            1.3    U.S. Dollars  ...............................     13

       2.   PURCHASE AND SALE  .................................     14

            2.1    Agreement to Sell and to Purchase  ..........     14
            2.2    Transfer of Shares  .........................     14
            2.3    Transfer of Assets  .........................     15
            2.4    Payment of Purchase Price  ..................     15
            2.5    Assets Not Transferred  .....................     15
            2.6    Documents of Transfer  ......................     16
            2.7    Further Assurances  .........................     17
            2.8    Restricted Assets  ..........................     17
            2.9    Intercompany Accounts and Cash  .............     20

       3.   ASSUMPTION OF CERTAIN LIABILITIES  .................     21

            3.1    Liabilities Assumed  ........................     21
            3.2    Liabilities Not Assumed  ....................     21
            3.3    Documents of Assumption  ....................     23
            3.4    Seller Obligations  .........................     23
            3.5    Risk of Loss  ...............................     23

       4.   PURCHASE PRICE MATTERS  ............................     24

            4.1    Changes in Cash Position  ...................     24
            4.2    Allocation of Purchase Price  ...............     26
            4.3    Brokers  ....................................     26
            4.4    Transaction Taxes  ..........................     27

       5.   REPRESENTATIONS AND WARRANTIES BY THE SELLER  ......     27

            5.1    Organization, Good Standing and Qualification     27
            5.2    Capital Stock and Ownership  ................     27
            5.3    Authority  ..................................     28
            5.4    No Conflict; No Consents or Approvals  ......     29
            5.5    Undisclosed Liabilities  ....................     30
            5.6    No Termination of Relationships  ............     30
            5.7    Financial Statements  .......................     31
            5.8    Tax Matters  ................................     31
            5.9    Title to Properties  ........................     32
            5.10   Real Estate  ................................     32
            5.11   Real Property Leases  .......................     34

            5.12   Equipment Leases  ...........................     35
            5.13   Assets Used in the Business  ................     36
            5.14   Accounts Receivable  ........................     36
            5.15   Intellectual Property  ......................     36
            5.16   Insurance Policies  .........................     39
            5.17   Contracts  ..................................     39
            5.18   Inventory  ..................................     41
            5.19   Litigation  .................................     41
            5.20   Compliance with Law  ........................     42
            5.21   Absence of Subsequent Actions  ..............     42
            5.22   No Material Adverse Change  .................     44
            5.23   Labor Matters  ..............................     44
            5.24   Domestic Employee Benefit Plans  ............     45
            5.25   Foreign Employee Benefit Plans  .............     48
            5.26   Indebtedness and Guaranties  ................     49
            5.27   Product Warranty  ...........................     49
            5.28   Environmental Matters  ......................     49
            5.29   Permits  ....................................     51
            5.30   Certain Business Relationships  .............     51
            5.31   Books and Records  ..........................     52
            5.32   Customers and Suppliers  ....................     52
            5.33   Government Contracts  .......................     53
            5.34   Recalls  ....................................     53
            5.35   Disclosure  .................................     53

       6.   REPRESENTATIONS AND WARRANTIES BY THE BUYER  .......     54

            6.1    Organization and Good Standing  .............     54
            6.2    Authority  ..................................     54
            6.3    No Conflict; No Consents or Approvals  ......     54
            6.4    Investment Representation  ..................     55

       7.   OTHER AGREEMENTS  ..................................     55

            7.1    Conduct of Business  ........................     55
            7.2    Full Access and Supplying of Information  ...     57
            7.3    Filings and Authorizations  .................     58
            7.4    Exclusivity  ................................     59
            7.5    Bulk Sales  .................................     60
            7.6    Employment of Business Work Force  ..........     60
            7.7    Employee Benefits  ..........................     61
            7.8    Retention of Records and Sharing of Data  ...     69
            7.9    Tax Matters  ................................     70
            7.10   Insurance  ..................................     78
            7.11   Certain Trademark Matters  ..................     79
            7.12   Notices of Breaches; Updates  ...............     79
            7.13   Proprietary Information  ....................     80
            7.14   Solicitation and Hiring  ....................     80
            7.15   Non-Competition  ............................     81
            7.16   Cooperation in Litigation  ..................     81
            7.17   Collection of Accounts Receivable  ..........     82
            7.18   Estoppel Certificates  ......................     82






            7.19   Non-Disturbance Agreements  .................     82
            7.20   Master Service Agreements...  ...............     82
            7.21   Mountain View Premises...  ..................     83
            7.22   Termination of Certain Business Relationships.    83
            7.23   Round Rock Property...  .....................     83

       8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
            THE BUYER TO CLOSE  ................................     84

            8.1    Fulfillment of the Seller's Covenants  ......     84
            8.2    Accuracy of the Seller's Representations  ...     84
            8.3    Authorizations and Consents   ...............     85
            8.4    No Litigation  ..............................     85
            8.5    Seller's Certificates  ......................     85
            8.6    Resignations  ...............................     86
            8.7    HSR Act and Similar Matters  ................     86
            8.8    Leases  .....................................     86
            8.9    Backlog  ....................................     86
            8.10   NRC Permits  ................................     86
            8.11   BRC Permits  ................................     86
            8.12   Product Liability Insurance...  .............     86
            8.13   Round Rock Property...  .....................     87

       9.   CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION
            TO CLOSE.........  .................................     87

            9.1    Fulfillment of the Buyer's Covenants  .......     87
            9.2    Accuracy of the Buyer's Representations  ....     87
            9.3    Authorizations and Consents  ................     87
            9.4    No Litigation  ..............................     87
            9.5    Buyer's Certificates  .......................     88
            9.6    HSR Act and Similar Matters  ................     88
            9.7    Leases  .....................................     88

       10.  CLOSING.....  ......................................     88

       11.  INDEMNIFICATION  ...................................     89

            11.1   By the Seller  ..............................     89
            11.2   By the Buyer  ...............................     90
            11.3   Limitations on Indemnification  .............     90
            11.4   Third-Party Claims  .........................     92

       12.  TERMINATION.  ......................................     94

            12.1   Termination Events  .........................     94
            12.2   Effect of Termination  ......................     95

       13.  MISCELLANEOUS  .....................................     95

            13.1   Amendments  .................................     95
            13.2   Notices  ....................................     95

            13.3   Expenses  ...................................     96
            13.4   Waiver  .....................................     96
            13.5   Headings  ...................................     96
            13.6   Severability  ...............................     96
            13.7   Entire Agreement  ...........................     97
            13.8   Assignment  .................................     97
            13.9   Governing Law; Time of the Essence  .........     97
            13.10  Counterparts  ...............................     97
            13.11  Conditions and Documents  ...................     97
            13.12  Publicity  ..................................     98
            13.13  Confidential Information  ...................     98
            13.14  Specific Performance  .......................     98
            13.15  Dispute Resolution  .........................     99
            13.16  Legal Fees  .................................    100
            13.17  Construction  ...............................    100










































                                      EXHIBITS


       Exhibit A -    Form of Foreign Share Purchase Agreement
       Exhibit B -    Form of Bill of Sale
       Exhibit C -    Form of Foreign Asset Purchase Agreement
       Exhibit D -    Form of Instrument of Assumption
       Exhibit E -    Trademark License Agreement
       Exhibit F -    Form of Estoppel Certificate
       Exhibit G -    Form of Subordination, Nondisturbance and
                       Attornment Agreement
       Exhibit H -    Form of Lease (for Coon Rapids, Minnesota  facility)
       Exhibit I -    Form of Lease (for Rugby, England facility)
       Exhibit J -    Form of Sublease (for Amersfoort, Netherlands
                      shared facility)


                                      SCHEDULES


       Schedule 1 -      List of Share Sellers, Foreign Companies,
                         Asset Sellers, Domestic Asset Sellers,
                         Domestic Businesses, Foreign Division Sellers and Foreign Divisions

       Schedule 1.1 -    Liens or security interest
                         created since 9/30/93

       Schedule 2.5 -    Shell corporations

       Schedule 2.8 -    Restricted Assets

       Schedule 3.4 -    Seller Obligations

       Schedule 4.1 -    Confirmation Procedures for Final
                         Statement of Cash Position

       Schedule 4.2 -    Allocation of Purchase Price

       Schedule 5.1 -    Jurisdictions of incorporation
                         and qualification

       Schedule 5.2 -    Capital stock and ownership

       Schedule 5.4 -    Conflicts with material
                         contracts; required
                         governmental notices and
                         filings

       Schedule 5.7 -    Financial Statements

       Schedule 5.8 -    Tax matters








       Schedule 5.10 -   Owned Real Estate (including Seller's Real
                         Estate)

       Schedule 5.11 -   Leased Real Estate (including the Seller's
                         Leased Facilities)

       Schedule 5.12 -   Equipment leases

       Schedule 5.15 -   Intellectual Property

       Schedule 5.16 -   Insurance Policies

       Schedule 5.17 -   Material contracts

       Schedule 5.19 -   Litigation

       Schedule 5.20 -   Compliance with laws

       Schedule 5.21 -   Actions subsequent to 9/30/93

       Schedule 5.23 -   Labor matters

       Schedule 5.24 -   Domestic employee benefit
                         plans

       Schedule 5.25 -   Foreign employee benefit
                         plans

       Schedule 5.26 -   Indebtedness and guaranties

       Schedule 5.27 -   Product warranty matters

       Schedule 5.28 -   Environmental matters

       Schedule 5.29 -   Permits

       Schedule 5.30 -   Certain business relationships

       Schedule 5.32 -   Customer and supplier matters

       Schedule 5.33 -   Government contract matters

       Schedule 5.34 -   Recalls

       Schedule 6.3 -    Required governmental notices
                         and filings

       Schedule 7.7 -    List of Continuing Employees

       Schedule 7.7(c) - Actuary's Letter

       Schedule 7.7(f) - Seller's Severance Plans








       Schedule 7.7(g) - Baker Hughes Incentive Bonus Plan

       Schedule 7.18 -   Principal Leases

       Schedule 8.3  -   Seller's consents and waivers required
                         as condition to closing

       Schedule 8.12 -   Seller's insurance policies



















































                         ASSET AND STOCK PURCHASE AGREEMENT


                 ASSET AND STOCK PURCHASE AGREEMENT (this "Agreement") dated as of January 28, 1994, between Baker Hughes Incorporated, a corporation organized under the laws of Delaware (the "Seller"), and Thermo Electron Corporation, a corporation organized under the laws of Delaware (the "Buyer").


                                W I T N E S S E T H:

            WHEREAS, the Seller desires to sell, transfer and assign the business and operations of its measurements and controls group as an ongoing entity while retaining the cash and substantially all of the indebtedness of such group;

            WHEREAS, the Seller desires to sell or cause to be sold, and the Buyer desires to acquire, the Business, as hereinafter defined; and

            WHEREAS, the Business will be transferred to the Buyer pursuant hereto by means of a sale and purchase of Assets and Shares, as hereinafter defined.

            NOW, THEREFORE, the parties hereto agree as follows:


       1.   GENERAL.

            1.1 Definitions. The terms defined in this Section 1, whenever used in this Agreement, shall have the following meanings for all purposes of this Agreement:

                 "Assets" means (A) all of the assets, properties and rights, whether real, personal, tangible or intangible, of every kind, nature and description, owned or held by the Foreign Divisions and the Domestic Asset Sellers relating primarily to the Business, including without limitation (i) all trade and other accounts receivable and notes receivable; (ii) all inventories of raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items;
           (iii) all machinery, equipment, tools and tooling, furniture, fixtures, leasehold improvements and motor vehicles; (iv) all real property, leaseholds and subleaseholds in real property, and easements, rights-of-way and other appurtenants thereto; (v) all Proprietary Rights and associated goodwill; (vi) all rights under contracts, agreements or instruments (including without limitation the Restricted Assets to the extent provided in
           Section 2.8); (vii) all claims, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff and rights of recoupment, including all rights under warranties but excluding any such items relating to Taxes for which the Seller is liable pursuant to Section 7.9; (viii) all Permits;
           (ix) all books, records, accounts, ledgers, files, documents, correspondence, lists (customer or otherwise), product and sales literature, drawings or specifications, employment records, manufacturing and technical manuals, advertising and promotional materials, studies, reports and other printed or written materials; and (x) all claims and defenses relating to any of the foregoing or to the Assumed Liabilities; and (B) the Seller's Real Estate; but (C) excluding the Excluded Assets and any of the Shares.

                 "Asset Seller" and "Asset Sellers" mean, respectively, each of, and all of, the Seller, the Domestic Asset Sellers and the Foreign Division Sellers.

                 "Assignable Restricted Assets" shall have the meaning  given such term in Section 2.8(a).

                 "Assumed Liabilities" shall have the meaning given such term in Section 3.1.

                 "Autocon Claim" means the potential claim referenced in
            Section III.C. of Schedule 5.19 and any and all suits, actions, proceedings and claims arising out of such claim.

                 "Balance Sheet" means the audited combined balance  sheet of the Business as of September 30, 1993, prepared by the Seller and audited by DT.

                 "Balance Sheet Date" means September 30, 1993.

                 "Bert Scott Lawsuit" means the lawsuit referenced in
            Section I.B. of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such lawsuit or the facts or actions allegedly giving rise to the claims in such lawsuit.

                 "BRC" shall have the meaning given such term in  Section
            7.3(d).

                 "BRC Permits" shall have the meaning given such term in
            Section 7.3(d).

                 "Business" means the measurements and controls group of
            companies and divisions owned directly or indirectly by the Seller on the date hereof which comprises the businesses and operations conducted by the Foreign Companies, the Domestic Asset Sellers and the Foreign Divisions (it being understood that the term "Business" does not include the computer






            peripherals distribution business conducted by certain of the Domestic Asset Sellers, Foreign Division Sellers and/or Foreign Companies).

                 "Buyer" means Thermo Electron Corporation, a Delaware
            corporation.

                 "Buyer Tax Claim" shall have the meaning given such term in
            Section 7.9(c)(i).

                 "Buyer's Canadian Plan" shall have the meaning given such
            term in Section 7.7(c)(i).

                 "Buyer's South Africa Plan" shall have the meaning given
            such term in Section 7.7(c)(vii).

                 "Buyer's Thrift Plan" shall have the meaning given such term in Section 7.7(b).

                 "Buyer's U.K. Plan" shall have the meaning given such term in Section 7.7(c)(ii).

                 "Carriers" shall have the meaning given such term in
            Section 7.10.

                 "CERCLA" shall have the meaning given such term in Section
            5.28.

                 "Closing" shall have the meaning given such term in Section
            10.

                 "Closing Date" shall have the meaning given such term in
            Section 10.

                 "Code" means the U.S. Internal Revenue Code of 1986, as
            amended.

                 "Continuing Employee" shall have the meaning given such term in Section 7.7(a).

                 "Designated Transferees" shall have the meaning given such term in Section 13.8.

                 "DT" means Deloitte & Touche.

                 "Disclosure Schedule" means all the Schedules delivered by the Seller pursuant to this Agreement and made a part hereof.

                 "Domestic Asset Seller" and "Domestic Asset Sellers"  mean, respectively, each of, and all of, the entities designated as such in Schedule 1.







                 "Domestic Business" and "Domestic Businesses" mean,
            respectively, the business and operations of each of, and all of, the Domestic Asset Sellers.

                 "Encumbrances" shall have the meaning given such term in
            Section 2.2.

                 "Endorsement" shall have the meaning given such term in
            Section 8.12.

                 "Environmental Law" shall have the meaning given such term in Section 5.28(a).

                 "Epsilon Industrial" shall have the meaning given such term in the definition of "Principal Business Unit".

                 "ERISA" means the Employee Retirement Income Security Act of
            1974, as amended.

                 "ERISA Affiliate" means any entity which is a member of (i)
            a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller, any Share Seller, any Asset Seller or any Foreign Company.

                 "Excluded Assets" shall have the meaning given such term in
            Section 2.5.

                 "Excluded Liabilities" shall have the meaning given such
            term in Section 3.2.

                 "Excluded Litigation" means each of, and all of, the  Bert
            Scott Lawsuit, the Hilpisch Claim, the Johnsson Claim, the KECO Lawsuit, the MISC Claim, the Meyer Claim and the Swarts Lawsuit.

                 "Export Control Investigation" shall have the meaning given such term in Section 3.2.

                 "Final Statement of Cash Position" means a statement
            prepared for the period beginning at the close of business on the Balance Sheet Date and ending at 12:01 a.m. Eastern Time on the Closing Date which sets forth (i) the aggregate of (a) the distributions, dividends, advances, repayments or other payments of cash or cash equivalents from the Business to the Seller or any of the Seller's subsidiaries or affiliates which are not constituents of the Business and (b) payments of cash or cash equivalents with respect to Excluded








            Liabilities, including without limitation cash used to pay Taxes for which the Seller is liable under Section 7.9 but excluding
            (i) payments with respect to Plans, Foreign Plans or Seller's Welfare Plans and (ii) payments of claims for compensation or benefits of any nature whatsoever, severance pay, termination pay or pay in lieu of notice of any employees of the Business with respect to services performed or terminations occurring before the Closing Date, so long (in the case of both clauses
            (i) and (ii)) as such payments are in the Ordinary Course of Business (i.e., unrelated to the consummation of the transactions contemplated by this Agreement or other extraordinary events), reduced by (ii) the aggregate of (a) any loans, advances or other payments of cash or cash equivalents to or for the benefit of the Business by the Seller or any of the Seller's subsidiaries or affiliates which are not constituents of the Business, including without limitation cash used to pay Taxes for which the Buyer is liable under Section 7.9, and (b) increases in the outstanding balances of any overdraft facility, bank credit line or third party indebtedness for money borrowed not assumed by the Buyer and the proceeds of which increases are paid to and used by the Business; provided, however, that payments between the Balance Sheet Date and 12:01 a.m. Eastern Time on the Closing Date by the Business to the Seller or any of the Seller's subsidiaries or affiliates which are not constituents of the Business or by the Seller or any of the Seller's subsidiaries or affiliates which are not constituents of the Business to the Business shall be excluded from the Final Statement of Cash Position if such payments are on account of the sale of products or the performance of services in the Ordinary Course of Business.

                 "Financial Statements" means the audited combined balance
            sheet of the Business as of September 30, 1993, and the audited combined statements of operations, cash flows and stockholder's equity of the Business for the year then ended, prepared by the Seller and audited by DT and attached as Schedule 5.7.

                 "Foreign Asset Purchase Agreements" shall have the meaning given such term in Section 2.3.

                 "Foreign Company" and "Foreign Companies" mean,
            respectively, each of, and all of, the corporations designated as such in Schedule 1.

                 "Foreign Country" means any country other than the U.S.

                 "Foreign Division" and "Foreign Divisions" mean,
            respectively, each of, and all of, the unincorporated divisional operations of the Foreign Division Sellers designated as such in
            Schedule 1.

                 "Foreign Division Seller" and "Foreign Division Sellers"
            mean, respectively, each of, and all of, the entities designated as such in Schedule 1.




                 "Foreign Plans" shall have the meaning given such term in
            Section 5.25.

                 "Foreign Retirement Plan" shall have the meaning given such term in Section 5.25.

                 "Foreign Share Purchase Agreements" shall have the meaning given such term in Section 2.2.

                 "Foreign Transition Period" shall have the meaning given
            such term in Section 7.7(c)(x).

                 "Foreign Welfare Plan" shall have the meaning given such
            term in Section 5.25.

                 "GAAP" shall have the meaning given such term in Section
            5.7.

                 "Governmental Body" shall have the meaning given such term in Section 5.19.

                 "Hilpisch Claim" means the claim referenced in Section II.A.
            of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such claim.

                 "HSR Act" shall have the meaning given such term in Section
            5.4(b).

                 "Income Taxes" means any Taxes assessable on, or measured
            with respect to, net income.

                 "Indemnitee" shall have the meaning given such term in
            Section 11.4.

                 "Indemnitor" shall have the meaning given such term in
            Section 11.4.

                 "Intellectual Property" shall have the meaning given such
            term in Section 5.15.

                 "Intended Uses" shall have the meaning given such term in
            Section 5.10(a).

                 "Interim Period" means the period from the close of
            business on the Balance Sheet Date through the end of the Closing Date.











                 "Interim Period Operating Taxes" means the amount of  any
            Taxes other than Income Taxes attributable to the regular and ordinary business operations of the Business during the Interim Period (and therefore excluding, without limitation, Taxes attributable to dispositions of assets other than in the Ordinary Course of Business, withholding or other Taxes attributable to dividends or distributions made to the Seller or its constituent entities by the Business and other extraordinary events) computed using the conventions for the allocation of Taxes set forth in
            Section 7.9(a)(iii) hereof.

                 "IRS" means the U.S. Internal Revenue Service.

                 "ISRA" shall have the meaning given such term in Section
            7.3(c).

                 "Johnsson Claim" means the lawsuit referenced in  Section
            I.D. of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such lawsuit or the facts or actions allegedly giving rise to the claims in such lawsuit, or any claim for compensation of any nature or amount whatsoever by Jannick Johnsson against any constituent of the Business arising out of or relating to the Employment and Non-Competition Contract dated December 7, 1989 between Jannick Johnsson and Baker CAC, a division of Baker Hughes Production Tools, Inc., or any other agreement (written or otherwise) between Jannick Johnsson and any constituent of the Business entered into prior to the Closing Date.

                 "Joint Tax Claim" shall have the meaning given such term in
            Section 7.9(c)(i).

                 "KECO Lawsuit" means the lawsuit referenced in Section I.E.
            of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such lawsuit or the facts or actions allegedly giving rise to the claims in such lawsuit.

                 "Laws and Regulations" shall have the meaning given such
            term in Section 5.20.

                 "Leased Real Estate" means the real property listed on
            Schedule 5.11, including without limitation the Seller's Leased Facilities.

                 "Losses" shall have the meaning given such term in Section
            11.1.

                 "Master Service Agreements" shall have the meaning given
            such term in Section 7.20.







                 "Materials of Environmental Concern" shall have the meaning given such term in Section 5.28(b).

                 "Meyer Claim" means the claim referenced in Section  II.B.
            of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such claim.

                 "MISC Claim" means the potential claim referenced in
            Section IV.K. of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such potential claim.

                 "Mountain View Lease" shall have the meaning given such term in Section 7.21.

                 "Mountain View Premises" shall have the meaning given such term in Section 7.21.

                 "Neutral Auditors" shall have the meaning given such term in
            Section 4.1(d).

                 "NJDEPE" shall have the meaning given such term in Section
            7.3(c).

                 "Nonassignable Restricted Assets" shall have the meaning
            given such term in Section 2.8(a).

                 "Noran France Lease" shall have the meaning given such term in Section 2.8(e).

                 "Noran France Premises" shall have the meaning given such
            term in Section 2.8(e).

                 "Noran Instruments" shall have the meaning given such term in the definition of "Principal Business Unit".

                 "NRC" shall have the meaning given such term in Section
            8.10.

                 "Ordinary Course of Business" means the ordinary course of business of the Business consistent with past practice and custom.

                 "Owned Real Estate" means the real property listed on
            Schedule 5.10, including without limitation the Seller's Real
            Estate.

                 "Permits" means all material permits, licenses,
            registrations, certificates, orders, approvals, franchises,








            variances and similar rights issued by or obtained from any Governmental Body.

                 "Permitted Encumbrances" means (a) the Encumbrances
            described on the Financial Statements and (b) the Permitted Exceptions.

                 "Permitted Exceptions" means (a) liens for current Taxes and assessments not yet delinquent or Taxes the validity of which are being contested in good faith by appropriate proceedings, (b) such restrictions, easements and customary utility easements, if any, as do not materially impair the utility of the affected properties in their Intended Uses in the Business, (c) liens of employees, laborers, carriers, warehousemen, mechanics and materialmen for current wages or accounts payable not yet delinquent, (d) liens and charges incident to construction or maintenance, which have either not been filed of record or have been filed of record and are being contested in good faith by appropriate action diligently pursued and have not yet proceeded to judgment, (e) liens or security interests, if any, reflected on, or in respect of liabilities reflected on, the Balance Sheet,
            (f) liens or security interests created in the Ordinary Course of Business subsequent to the Balance Sheet Date and listed on
            Schedule 1.1, (g) liens or security interests created as a result of deposits for workers' compensation, unemployment insurance, surety bonds and leases, (h) landlord liens for rent not yet due and payable and (i) liens or security interests created as a result of capitalized lease obligations; provided that any judicial proceedings intended to be referred to in subsections
            (a) and (d) are set forth in Schedule 5.19.

                 "Person" means an individual, firm, corporation, division, partnership, joint venture, unincorporated association, government agency or political subdivision thereof, or other entity.

                 "Plans" shall have the meaning given it in Section 5.24(a).

                 "Policies" shall have the meaning given such term in
            Section 7.10.

                 "Post-Closing Periods" shall have the meaning given such
            term in Section 7.9(a)(ii).

                 "Pre-Closing Periods" shall have the meaning given such term in Section 7.9(a)(i).

                 "Principal Business Unit" means each of the following
            constituents of the Business, each such constituent being









            separated from the other constituents of the Business in the manner utilized in the preparation of the unaudited consolidating financial statements of EnviroTech Measurements & Controls dated October 21, 1993 delivered by the Seller to the
            Buyer: (i) the Foreign Companies, the Domestic Businesses and the Foreign Divisions which collectively comprise EnviroTech Controls; (ii) the Foreign Companies, the Domestic Businesses and the Foreign Divisions which collectively comprise Noran Instruments ("Noran Instruments"); (iii) the Foreign Companies, the Domestic Businesses and the Foreign Divisions which collectively comprise Ramsey Technologies ("Ramsey Technologies"); and (iv) collectively, the Foreign Companies, the Domestic Businesses and the Foreign Divisions which together comprise TN Technologies ("TN Technologies"), Epsilon Industrial
             ("Epsilon Industrial") and Tremetrics ("Tremetrics").

                 "Principal Leases" shall have the meaning given such term in
            Section 7.18.

                 "Proprietary Rights" means all (A) patents, patent
            applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks (except that the Buyer's rights to the marks "ENVIROTECH", the "ENVIROTECH" logo, "BAKER CAC" and "TRACOR EUROPA" shall be limited to the rights granted under the Trademark License Agreement), service marks, trade dress, logos, tradenames and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, data and documentation, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (G) other proprietary rights relating to any of the foregoing (including without limitation remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) and (H) copies and tangible embodiments thereof.

                 "Purchase Price" shall have the meaning given such term in
            Section 2.1.











                 "Ramsey Technologies" shall have the meaning given such
            term in the definition of "Principal Business Unit".

                 "Relevant Period" shall have the meaning given such term in
            Section 7.9(a)(iii).

                 "Restricted Assets" shall have the meaning given such term in Section 2.8(a).

                 "Retirement Plans" shall have the meaning given such term in
            Section 5.24.

                 "Round Rock Lease" shall have the meaning given such term in
            Section 7.23(a).

                 "Round Rock Property" shall have the meaning given such term in Section 7.23(a).

                 "Seller" means Baker Hughes Incorporated, a Delaware
            corporation.

                 "Seller Leases" shall have the meaning given such term in
            Section 8.8.

                 "Seller Obligations" shall have the meaning given such term in Section 3.4.

                 "Seller Sublease" shall have the meaning given such term in
            Section 8.8.

                 "Seller Tax Claim" shall have the meaning given such term in
            Section 7.9(c)(i).

                 "Seller's Canadian Plan" shall have the meaning given such term in Section 7.7(c)(i).

                 "Seller's Insurance Policy" shall have the meaning given
            such term in Section 8.12.

                 "Seller's Knowledge" means the knowledge or awareness, after reasonable inquiry, of (i) any officer of the Seller or any officer of EnviroTech Measurements & Controls Company or (ii) the principal executive officer or principal financial officer (or persons with equivalent responsibilities) of any Principal Business Unit (for this purpose only, treating TNTechnologies, Epsilon Industrial and Tremetrics as separate Principal Business Units).

                 "Seller's Leased Facilities" shall have the meaning given
            such term in Section 5.11.








                 "Seller's Notice" shall have the meaning given such term in
            Section 8.2.

                 "Seller's Real Estate" means the real property owned by the
            Seller and listed on Schedule 5.10.

                 "Seller's Severance Plans" shall have the meaning given such term in Section 7.7(f).

                 "Seller's South Africa Plan" shall have the meaning given
            such term in Section 7.7(c)(vii).

                 "Seller's Thrift Plan" shall have the meaning given such
            term in Section 7.7(b).

                 "Seller's U.K. Plan" shall have the meaning given such term in Section 7.7(c)(ii).

                 "Seller's Welfare Plans" shall have the meaning given such term in Section 7.7(d).

                 "Shares" means the outstanding shares of capital stock of
            the Foreign Companies owned by any Share Seller.

                 "Share Seller" and "Share Sellers" mean, respectively, each of, and all of, the Seller and the subsidiaries of the Seller designated as such on Schedule 1.

                 "Shell Corporations" shall have the meaning given such term in Section 2.5(f).

                 "Subsidiary" means (i) any corporation with respect to which another corporation or entity, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or (ii) any corporation or other entity with respect to which another corporation or entity, directly or indirectly, owns 50% or more of the aggregate equity interests.

                 "Swarts Lawsuit" means the lawsuit referenced in  Section
            II.D. of Schedule 5.19 and any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of such lawsuit or the facts or actions allegedly giving rise to the claims in such lawsuit.

                 "Tax Dispute" shall have the meaning given such term in
            Section 7.9(c)(i).

                 "Taxes" means any and all federal, state, provincial, local and foreign income, profits, franchise, sales, value added, use, employment, payroll, transfer, occupation, real






            property, personal property, severance, production, excise, gross receipts, license, stamp, premium, customs, duties, capital stock, windfall profit, environmental, withholding, social security (or similar), unemployment, disability, sales, use, transfer, registration, national insurance, alternative or add-on minimum, estimated and other taxes, assessments, imposts, fees or duties of any kind whatsoever (including any interest, additions to tax and penalties with respect to any such tax), but excluding all sales, value added, use, stamp, transfer and other taxes not in the nature of income taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) imposed in connection with the consummation of the transactions contemplated hereunder.

                 "Tax Returns" means all reports, returns, declarations, or information returns or statements relating to Taxes.

                 "Termination Date" means May 31, 1994, unless the Buyer
            receives a request for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act and the Buyer, in its sole discretion, elects to respond to such request, in which case the "Termination Date" means August 1, 1994.

                 "Third-Party Claim" shall have the meaning given such term in Section 11.4.

                 "TN Technologies" shall have the meaning given such term in the definition of "Principal Business Unit".

                 "Trademark License Agreement" shall have the meaning given such term in Section 7.11(a).

                 "Tremetrics" shall have the meaning given such term in the definition of "Principal Business Unit".

                 "U.S." means the United States of America.

                 "VEBA" shall have the meaning given such term in Section
            7.7(i).

            1.2 Schedules and Exhibits. A "Schedule" which is identified in this Agreement means part of the Disclosure Schedule prepared by the Seller and delivered to the Buyer pursuant to this Agreement to disclose factual matters concerning the Business. An "Exhibit" is an agreement or other document attached hereto and made a part hereof.

            1.3 U.S. Dollars. Unless otherwise indicated herein or on the Schedules, all references to amounts in dollars ($) shall mean U.S. dollars. For purposes of determining the application of the









       terms of this Agreement to items denominated in a currency other than U.S. dollars, the relevant currency shall be converted to U.S. dollars at the applicable exchange rate published in the currency crossrate table of The Wall Street Journal (New York edition) on the date of this Agreement (or, if applicable, on the date as of which such calculation is made).


       2.   PURCHASE AND SALE.

            2.1 Agreement to Sell and to Purchase. In reliance upon the representations and warranties of the Buyer contained herein, and on the terms and subject to the conditions herein set forth, the Seller agrees to sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, the Shares and the Assets to the Buyer. In reliance upon the representations and warranties of the Seller contained herein, and on the terms and subject to the conditions herein set forth, the Buyer agrees to purchase, or cause to be purchased, the Shares and the Assets and to assume, or cause to be assumed, the Assumed Liabilities. In reliance upon the representations and warranties of the Seller contained herein, on the terms and subject to the conditions herein set forth, and in consideration of the sale of the Shares and the Assets, the Buyer agrees to pay an aggregate purchase price of $134,073,923, subject to adjustment as provided in Section 4.1 (the "Purchase Price"), and to assume the Assumed Liabilities.

            2.2 Transfer of Shares. At the Closing, the Seller shall, or shall cause each Share Seller to, execute and deliver to the Buyer a certificate or certificates representing the Shares (in the case of certificated Shares) together with duly executed stock powers, share transfer forms, transfer deeds or other documents of transfer sufficient to convey the Shares to the Buyer, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of good and marketable title to the Shares and so that, upon transfer of the Shares, the Shares shall be free and clear of all claims, liens, pledges, charges, encumbrances, equities, options, calls, voting trusts, agreements, commitments, restrictions and other security interests whatsoever ("Encumbrances"). At the Closing, the Buyer and each Share Seller of Shares of a Foreign Company shall execute and deliver a Share Purchase Agreement substantially in the form attached hereto as Exhibit A (collectively, the "Foreign Share Purchase Agreements"). In the event of any conflict or inconsistency between the terms of a Foreign Share Purchase Agreement and the terms of this Agreement, or in the event this Agreement addresses topics not addressed by the Foreign Share Purchase Agreements, the terms of this Agreement shall control. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Foreign Share Purchase Agreements do not reflect the concepts of "Assets",








                                       14
       "Excluded Assets", "Excluded Liabilities" or "Assumed Liabilities" in the manner provided in this Agreement, and that the provisions of this Agreement shall constitute the definitive agreement between the parties with respect to Assets, Excluded Assets, Excluded Liabilities and Assumed Liabilities, notwithstanding any inconsistent or different provisions in the Foreign Share Purchase Agreements.

            2.3 Transfer of Assets. At the Closing, the Seller shall, or shall cause each Asset Seller to, execute and deliver to the Buyer a Bill of Sale substantially in the form attached hereto as Exhibit B with respect to each of the Foreign Divisions and the Domestic Businesses, and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of good and marketable title to the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, the Buyer and each Foreign Division Seller shall execute and deliver an Asset Purchase Agreement substantially in the form attached hereto as Exhibit C (collectively, the "Foreign Asset Purchase Agreements"). In the event of any conflict or inconsistency between the terms of a Foreign Asset Purchase Agreement and the terms of this Agreement, or in the event this Agreement addresses topics not addressed by the Foreign Asset Purchase Agreements, the terms of this Agreement shall control. Without limiting the generality of the foregoing, the parties acknowledge and agree that the Foreign Asset Purchase Agreements do not reflect the concepts of "Assets", "Excluded Assets", "Excluded Liabilities" or "Assumed Liabilities" in the manner provided in this Agreement, and that the provisions of this Agreement shall constitute the definitive agreement between the parties with respect to Assets, Excluded Assets, Excluded Liabilities and Assumed Liabilities, notwithstanding any inconsistent or different provisions in the Foreign Asset Purchase Agreements.

            2.4 Payment of Purchase Price. At the Closing, the Buyer shall deliver to the Seller in immediately available funds by wire transfer to the Seller's account for the benefit of the Seller, each Share Seller and each Asset Seller (with Seller acting as agent for each) the Purchase Price representing the consideration paid for the Shares or the Assets transferred by each. The wire transfer shall be made to the Seller's account at Northern Trust Company of Chicago, Account Number 93343.

            2.5 Assets Not Transferred. Notwithstanding the foregoing, the Assets to be transferred shall not include the following (the "Excluded Assets"):

                 (a) cash or cash equivalents (subject to the provisions of Section 4.1);










                 (b) all of the rights, properties and assets used in the Business which shall have been transferred or disposed of prior to the Closing in transactions conducted in the Ordinary Course of Business;

                 (c) all assets in the possession of the Business but owned by third parties;

                 (d)  all intercompany receivables, notes or loans  between
            (i) the Seller and its subsidiaries and affiliates which are not constituents of the Business and (ii) the Business, provided that such items shall not include trade payables or receivables incurred for goods or services in the Ordinary Course of Business;

                 (e)  the assets which are listed on Part C of Schedule 2.8;


                 (f)  the shares of the corporations identified on Schedule
            2.5 as having de minimis assets (the "Shell Corporations") and the shares of the Asset Sellers;

                 (g) the proceeds of the Autocon Claim to the extent that such proceeds are attributable to losses, costs, damages, liabilities and expenses relating to the operation of the Business prior to October 1, 1993 (such losses, costs, damages, liabilities and expenses to be allocated between the periods prior to, and on and after, October 1, 1993 based on sales of CAMCO Incorporated which, to the Seller's Knowledge at the time of resolution of the Autocon Claim, were (or allegedly were) in breach of the Asset Purchase Agreement among Autocon, Ltd., CAMCO Incorporated and Baker CAC, a division of Baker Hughes Production Tools, Inc.);

                 (h) all suits, actions, proceedings and claims of the Business against any transporter of Materials of Environmental Concern arising out of or relating to the transportation of Materials of Environmental Concern prior to the Closing Date and with respect to which the Seller has indemnified the Buyer under
            Section 11; and

                 (i) the real estate owned by Ramsey Technology, Inc., a California corporation, and to be leased to the Buyer pursuant to a lease in the form attached hereto as Exhibit H.

            2.6 Documents of Transfer. At the Closing, in addition to the documents of transfer described in Sections 2.2 and 2.3, the Seller will, or will cause each respective Share Seller or Asset Seller to:

                 (a) execute, acknowledge and deliver to the Buyer such deeds, bills of sale, endorsements, assignments, stock







            powers, share transfer forms and other good and sufficient instruments of conveyance, sale, transfer and assignment, and with all required federal, state, local, foreign and other documentary and revenue stamps affixed, as shall be required in order to effectively vest in the Buyer all of the Seller's, Share Sellers' and Asset Sellers' right, title and interest in and to the Assets or the Shares, as the case may be; and

                 (b) deliver to the Buyer all of the files, documents, papers, contracts, agreements, legal descriptions, open books of account or ledgers and documentation in support thereof, and all other information appearing in writing and relating primarily to the Business and which is in the Seller's or any Share Seller's or Asset Seller's possession and the minute books and share registers of the Foreign Companies.

            2.7 Further Assurances. At the Closing and at any time or from time to time thereafter, at the request of the Buyer and without further consideration, the Seller shall, and shall cause each Share Seller and Asset Seller to: (i) take such action as the Buyer may reasonably determine is necessary to put the Buyer in actual possession and operating control of the Business, Assets and Shares, and (ii) execute, acknowledge and deliver such further instruments of conveyance, sale, transfer and assignment as the Buyer may reasonably request, and take such other action as the Buyer may reasonably request, in order to more effectively convey, sell, transfer and assign to the Buyer the Assets and the Shares, to evidence the Buyer's rights to, title in and ownership of the Assets and the Shares and to assist the Buyer in exercising all rights with respect thereto.

            2.8  Restricted Assets.

                 (a)  Schedule 2.8 lists each lease required to be listed on
            Schedule 5.11, each equipment lease required to be listed on
            Schedule 5.12, each license required to be listed on Schedule
            5.15 and each contract required to be listed on Schedule 5.17 which is not capable of being validly assigned, transferred, subleased or sublicensed without the consent or waiver of the issuer thereof or the other party thereto or third person (including a Governmental Body), or with respect to which such assignment, transfer, sublease or sublicense or attempted assignment, transfer, sublease or sublicense could constitute a breach thereof or a violation of any law, decree, order, regulation, rule, ordinance or other governmental edict (each such license or contract is hereinafter referred to as a "Restricted Asset"). For purposes of this Section 2.8, "transfer" or similar words shall include a transfer resulting or deemed to result under the terms of the Restricted Asset as a consequence of the transfer of Shares to the Buyer. Part A of









            Schedule 2.8 sets forth the Restricted Assets for which the receipt of the necessary consents and waivers for the assignment, transfer, sublease or sublicense of such Restricted Assets is a condition precedent to the Buyer's obligations hereunder. Part B of Schedule 2.8 sets forth the Restricted Assets as to which, if the necessary consents and waivers are not received on or before the Closing Date, this Agreement and the other documents and instruments executed in connection herewith shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof. Part C of Schedule 2.8 sets forth the Restricted Assets which cannot be validly assigned or transferred as a matter of law, and this Agreement and the other documents and instruments executed in connection herewith shall not constitute an assignment or transfer thereof. The Restricted Assets set forth on Parts A and B of Schedule 2.8 are hereinafter referred to as "Assignable Restricted Assets", and the Restricted Assets set forth on Part C of Schedule 2.8 are hereinafter referred to as "Nonassignable Restricted Assets".

                 (b) The Seller shall use reasonable efforts, and the Buyer shall cooperate reasonably with the Seller, (i) to promptly obtain the consents and waivers necessary to convey or cause to be conveyed to the Buyer all of the Assignable Restricted Assets, and (ii) as of and subject to the occurrence of the Closing, to promptly convey or cause to be conveyed to the Buyer the Assignable Restricted Assets for which the Seller has received the necessary consents and waivers; provided, however, that the Seller shall not, and shall cause the Asset Sellers not to, amend or change any Assignable Restricted Asset without the prior written consent of the Buyer unless the Seller reasonably deems it necessary to preserve the value of the Restricted Asset. The Seller shall, and shall cause the Asset Sellers to, cooperate with the Buyer in making applications and filings or taking any other action necessary for the Buyer to obtain such franchises, licenses, permits or other instruments or agreements, if any, as are substantially equivalent to the Nonassignable Restricted Assets. In no event shall the Buyer's cooperation hereunder require the Buyer to make any payments or incur any out-of-pocket expenses, except that the Buyer shall reimburse the Seller on an equitable basis for any consideration paid, with the prior approval of the Buyer, to any person from whom a consent or waiver is requested.

                 (c) To the extent that the consents and waivers necessary to assign, transfer, sublease or sublicense the Assignable Restricted Assets are not obtained, the Seller shall, commencing on the Closing Date and continuing for the duration of each Assignable Restricted Asset, use reasonable efforts to (i) provide to the Buyer the benefits of any Assignable Restricted








            Asset not assigned, transferred or subleased due to the Seller's failure or inability to obtain such consent or waiver, (ii) cooperate with the Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to the Buyer during such period and (iii) enforce at the request of the Buyer, or allow the Buyer to enforce (and, solely for such purpose, the Seller hereby constitutes and appoints the Buyer as its true and lawful attorney-in-fact until revoked in writing delivered by the Seller to the Buyer), any rights of the Seller under any Assignable Restricted Asset against the issuer thereof or the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of the Buyer); provided, however, that the reasonable costs and expenses of the Seller incurred at the Buyer's request with respect to any of the actions contemplated under (iii) above shall be promptly paid or reimbursed by the Buyer to the Seller. At the end of such period, the Seller shall have no further duties or obligations under this Section 2.8 with respect to such Assignable Restricted Asset and the failure or inability to obtain any necessary consent or waiver with respect thereto shall not be a breach of this Agreement so long as the Seller has carried out its obligations under this Section 2.8.

                 (d) To the extent that the Buyer is provided the benefits pursuant to this Section 2.8 of any Assignable Restricted Asset, the Buyer shall perform for the benefit of the issuer thereof, or the other party or parties thereto, the obligations of the Seller thereunder or in connection therewith, but only to the extent that (i) such action by the Buyer would not result in any default thereunder or in connection therewith and (ii) such obligation would have been a liability of the Business but for the non-assignability or non-transferability thereof; provided, however, that if the Buyer shall fail to perform to the extent required herein, the Seller shall thereafter cease to be obligated under this Section 2.8 to provide the Buyer with any benefits in respect of the Assignable Restricted Asset which is the subject of such failure to perform unless and until such situation is remedied or, at the sole option of the Seller, the Buyer shall promptly pay or reimburse the Seller all costs reasonably incurred by the Seller to remedy such failure to perform during such period of failure of performance.

                 (e) In furtherance of the foregoing, the Seller has informed the Buyer that the Seller cannot enter into a sublease with the Buyer for the 873 square meter facility currently leased by Noran Instruments at 25, Rue du Ventoux, Montagne Sud, France (the "Noran France Premises") under a lease expiring on April 1, 1995 (the "Noran France Lease"). In order to provide the Buyer with the use and occupancy of the Noran France Premises









            after the Closing on the same basis as used and occupied by Noran Instruments prior to the Closing, the Seller hereby agrees that the Buyer shall be permitted, without cost or expense to the Buyer, (i) to use and occupy 70% of the Noran France Premises and (ii) to use all telephone, office and other equipment and other facilities and amenities associated with the Noran France Premises on the same basis as used and occupied by Noran Instruments prior to the Closing. The Buyer's use and occupancy of the Noran France Premises shall be in common with the Seller, the Buyer and the Seller shall cooperate with one another regarding the shared use of the Noran France Premises, and the Buyer's use and occupancy of the Noran France Premises shall be subject to all of the terms and conditions of the Noran France Lease. The Buyer's use and occupancy of the Noran France Premises shall commence upon the Closing and shall terminate no later than April 1, 1995, or on such earlier date as the Buyer may elect in its discretion. In the event that the Buyer is prevented from using and occupying the Noran France Premises through April 1, 1995, the Seller shall promptly make a cash payment to the Buyer in an amount equal to (x) the number of days between the Closing Date and April 1, 1995 during which the Buyer is prevented from using and occupying the Noran France Premises multiplied by (y) $50,000 divided by the number of days between the Closing Date and April 1, 1995. The payment required by the foregoing sentence shall be made by the Seller in immediately available funds and no later than 30 days following the Seller's receipt of notice from the Buyer of the amount due. Any payment not made when due under the foregoing sentence shall bear interest, compounded monthly on the last day of each calendar month, from the due date at an interest rate equal to the prime rate of Citibank, N.A. as announced from time to time.

            2.9 Intercompany Accounts and Cash. Prior to or on the Closing Date, the Seller shall net, to the extent possible, and settle, forgive or contribute all intercompany accounts between (a) the Seller and its subsidiaries and affiliates which are not constituents of the Business and (b) the Foreign Companies and the Domestic Businesses, except for trade accounts payable and receivable incurred in the Ordinary Course of Business, which trade accounts payable and receivable shall remain obligations or assets of the Business. The effect of such settling and netting will be to remove as of the Closing Date any intercompany account not reflected on the Balance Sheet but which exists between (a) the Seller and its subsidiaries and affiliates which are not constituents of the Business and (b) the Business, except for trade accounts payable and receivables incurred in the Ordinary Course of Business. Prior to the Closing Date, but subject to the provisions of Section 4.1, all cash or cash equivalents held by any Foreign Division, Domestic Business or Foreign










       Company shall be deemed to be an asset of the Seller, and the Seller may use such cash or cash equivalents to pay advances or make dividends or distributions to the Seller or its constituent entities without affecting the sale of the Business.

       3.   ASSUMPTION OF CERTAIN LIABILITIES.

            3.1 Liabilities Assumed. On the Closing Date, subject to the terms and conditions herein set forth, the Seller shall assign or cause to be assigned to the Buyer, and the Buyer shall assume, all liabilities of any nature, known or unknown, fixed, contingent or otherwise, arising out of or relating primarily to the Business, except for the Excluded Liabilities (the "Assumed Liabilities").

            3.2 Liabilities Not Assumed. The Buyer shall not assume any liabilities or obligations arising out of or relating to the following, all of which shall remain obligations of the Seller (the "Excluded Liabilities"):

                 (a) any release of any Materials of Environmental Concern into the environment relating to the operation of the Business prior to the Closing Date or the existence of any Materials of Environmental Concern at any site on which the Business was operated prior to the Closing Date or to which any such Materials of Environmental Concern were transported or any violation of any Environmental Law by Seller, any Share Seller, any Asset Seller or any Foreign Company which occurred prior to the Closing Date, but, except in the case of the matters described in Schedule 5.28, only to the extent that the Buyer's Losses arising from such matters exceed $10,000 per release, existence or violation (treating any series of related or similar releases, existences or violations at a particular site as only one release or violation for this purpose); provided, however, that liabilities or obligations relating to any release or existence of Materials of Environmental Concern or any violation of any Environmental Law that arise solely as a result of an amendment, after the Closing Date, of a federal, state or foreign statute, or the enactment, after the Closing Date, of a new federal, state or foreign statute, that imposes new and substantially different liabilities or obligations that did not exist as of the Closing Date shall, to the extent of the new or substantially different liability or obligation only, be assumed by the Buyer and shall constitute Assumed Liabilities.

                 (b)  the Excluded Litigation;

                 (c)  the investigation referenced in Section IV.D. of
            Schedule 5.19 (the "Export Control Investigation") and any and all suits, actions, proceedings, investigations, claims,









            complaints, accusations, liabilities and obligations arising out of or relating to the subject matter of the Export Control Investigation;

                 (d) any and all Taxes of, or attributable to, the Business with respect to Pre-Closing Periods to the extent the Seller is liable for such Taxes under Section 7.9;

                 (e) any overdraft facility, bank credit line or third party indebtedness for money borrowed to the extent not reflected on the Balance Sheet;

                 (f) any and all liabilities relating to the business of the Seller (or any of its subsidiaries or affiliates which are not constituents of the Business) other than the Assumed Liabilities;

                 (g) any claims against, or liabilities or obligations of, any Plans or Foreign Plans not specifically assumed by the Buyer pursuant to this Agreement or with respect to which this Agreement provides that the Buyer is not liable, and any claims for compensation or benefits of any nature whatsoever, severance pay, termination pay or pay in lieu of notice of any employees of the Business with respect to services performed or terminations occurring on or before the Closing Date to the extent such claims, in the aggregate, exceed the aggregate accruals and reserves therefor shown in the financial and accounting records of the Business at the Closing Date (to the extent that such accruals and reserves have been determined in a manner consistent with the Seller's past practices in establishing the accruals and reserves therefor set forth on the Balance Sheet);

                 (h) any product liability claim, regardless of when asserted, arising out of or related to the manufacture or sale of (or agreements for the sale of) wellhead safety products by any constituent of the Business prior to the Closing Date;

                 (i) liabilities and obligations under (i) the Nonassignable Restricted Assets and (ii) the Assignable Restricted Assets with respect to which the Seller does not obtain the consents and waivers necessary to assign, transfer, sublease or sublicense such Assignable Restricted Assets to the Buyer and the Seller does not provide to the Buyer the benefits of such Assignable Restricted Assets pursuant to Section 2.8(c); and

                 (j) any and all suits, actions, proceedings, investigations, claims, complaints, accusations, liabilities and obligations arising out of or relating to the failure of TN Technologies to comply prior to the Closing Date with any








            provision of the federal Communications Act of 1934, as amended, or any regulation promulgated thereunder.

            3.3 Documents of Assumption. At the Closing, the assumption of the Assumed Liabilities by the Buyer shall be evidenced by the execution and delivery to the Seller of instruments of assumption substantially in the form attached hereto as Exhibit D and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities.

            3.4  Seller Obligations.

                 (a) After the Closing, the Buyer shall use such efforts as it, in its sole discretion, deems reasonable to arrange over time for the substitution of the Buyer for the Seller and its subsidiaries and affiliates that are not constituents of the Business on the agreements, obligations and liabilities in respect of the Business listed on Schedule 3.4 ("Seller Obligations") which are obligations of the Seller and its subsidiaries and affiliates that are not constituents of the Business; provided, however, that this Section 3.4(a) shall not require (i) the Buyer to make any payments or (ii) the Buyer, or allow the Seller, to amend the terms of any obligation of the Business in any way to provide for less favorable terms either to the Business or to any other obligor thereof. To the extent that the Buyer is not substituted for the Seller and such subsidiaries and affiliates on such Seller Obligations (and the failure to be so substituted shall not be a breach of this Agreement), or to the extent that the Seller and such subsidiaries and affiliates are not relieved of such Seller Obligations, the Buyer shall indemnify the Seller with respect to such Seller Obligations in accordance with Section 11.

                 (b) If, at any time after the Closing, demand shall be made of the Seller or any of its subsidiaries and affiliates that is not a constituent of the Business for payment or performance under any Seller Obligation, the Seller shall promptly notify the Buyer of such demand in writing, and such demand shall be treated as a Third-Party Claim in accordance with Section 11.4.

            3.5 Risk of Loss. The risk of loss of any of the Assets shall be the responsibility of the Buyer as of the Closing Date. Likewise, the Foreign Companies are covered in part or in whole by insurance policies of the Seller which coverage shall end as of the Closing Date. All casualty or other losses of Assets or to the assets of the Foreign Companies or to the Business occurring after such time shall be the responsibility of the Buyer, whether or not the Buyer has purchased or obtained any insurance coverage.










       4.   PURCHASE PRICE MATTERS.

            4.1  Changes in Cash Position.

                 (a) The Seller agrees to reimburse the Buyer to the extent that, at any time or from time to time after the Balance Sheet Date through the Closing Date, (i) the Seller or its subsidiaries or affiliates which are not constituents of the Business withdraw or receive distributions, dividends, advances, repayments or other payments of cash or cash equivalents from the Business and
            (ii) the Business makes any payments of cash or cash equivalents with respect to Excluded Liabilities, including without limitation cash used to pay Taxes for which the Seller is liable under Section 7.9 but excluding (i) payments with respect to Plans, Foreign Plans or Seller's Welfare Plans and (ii) payments of claims for compensation or benefits of any nature whatsoever, severance pay, termination pay or pay in lieu of notice of any employees of the Business with respect to services performed or terminations occurring before the Closing Date, so long (in the case of both clauses (i) and (ii)) as such payments are in the Ordinary Course of Business (i.e., unrelated to the consummation of the transactions contemplated by this Agreement or other extraordinary events).

                 (b) The Buyer agrees to reimburse the Seller to the extent that, at any time or from time to time after the Balance Sheet Date through the Closing Date, (i) the Seller or its subsidiaries or affiliates which are not constituents of the Business lend or advance any cash or cash equivalents to or for the benefit of the Business, including without limitation cash used to pay Taxes for which the Buyer is liable under Section 7.9, or (ii) the outstanding balances of any overdraft facility, bank credit line or third party indebtedness for money borrowed not assumed by the Buyer is increased and the proceeds of the increase are paid to and used by the Business.

                 (c) In order to determine the amount owed, if any, by either party under Sections 4.1(a) and (b), the Seller shall prepare and deliver to the Buyer the Final Statement of Cash Position within 30 days after the Closing Date. The Seller shall cause DT to follow and implement the procedures set forth in
            Schedule 4.1 with respect to the Final Statement of Cash Position prepared by the Seller and to obtain from DT and deliver to the Buyer with the Final Statement of Cash Position a certificate of DT, based on the procedures set forth in Schedule 4.1, confirming the accuracy of the Final Statement of Cash Position. If the Final Statement of Cash Position as delivered by the Seller shows an amount due from the Seller to the Buyer (i.e., if the aggregate amount referred to in clause (i) of the definition









            of "Final Statement of Cash Position" exceeds the aggregate amount referred to in clause (ii) of such definition), the Seller shall pay, by wire transfer or other delivery of immediately available funds, such amount to the Buyer simultaneously with the Seller's delivery to the Buyer of the Final Statement of Cash Position and the certificate of DT.

                 (d) The amount set forth in such Final Statement of Cash Position as required to be paid shall be conclusive unless the Buyer delivers to the Seller within 30 days after receiving the Final Statement of Cash Position a statement describing in reasonable detail its objections thereto. The Buyer and the Seller shall use reasonable efforts to resolve any such objections and to agree upon the Final Statement of Cash Position, but if they do not reach a final resolution within 30 days after the Seller has received the Buyer's statement of objections, the Buyer and the Seller shall promptly select an accounting firm mutually acceptable to them (the "Neutral Auditors") to resolve any remaining objections. If the Buyer and the Seller are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors a nationally-recognized accounting firm by lot (after excluding their respective regular independent accounting firms). The Neutral Auditors shall promptly determine whether the objections raised by the Buyer are appropriate. The Final Statement of Cash Position shall be adjusted in accordance with the Neutral Auditors' determination and, as so adjusted, shall be conclusive and binding upon the Buyer and the Seller.

                 (e) Commencing with the delivery of the Final Statement of Cash Position and throughout the period of any dispute referred to above, the Seller shall provide the Buyer and the Buyer's independent accountants full access to the books, records, facilities and employees of the Foreign Divisions, Domestic Businesses and Foreign Companies and the work papers of DT and shall cooperate fully with the Buyer and the Buyer's accountants in order to enable them to analyze the Final Statement of Cash Position; provided, however, that such access shall be allowed only during normal business hours, with reasonable advance notice and in such manner as not to interfere unreasonably with the normal operations of the business of the Share Sellers and Asset Sellers.

                 (f) The Buyer and the Seller shall share equally the fees and expenses of the Neutral Auditors and DT under this Section 4.1.

                 (g) The party owing an amount to the other party based on the Final Statement of Cash Position (which amount shall constitute a change in the Purchase Price) shall pay such amount, plus interest thereon, compounded monthly on the last







            day of each calendar month, from the Closing Date at an interest rate equal to the prime rate of Citibank, N.A. as announced from time to time, to the other party, by wire transfer or other delivery of immediately available funds, within three business days after the date on which the Final Statement of Cash Position is finally determined pursuant to this Section 4.1; provided, however, that in the event the Seller owes an amount to the Buyer based on the Final Statement of Cash Position, the payment otherwise required to be made by the Seller to the Buyer pursuant to this Section 4.1(g) shall be reduced by the amount previously paid by the Seller to the Buyer pursuant to Section 4.1(c) above.

                 (h) Notwithstanding the foregoing, any payments between the Balance Sheet Date and 12:01 a.m. Eastern Time on the Closing Date by the Business to the Seller or any of the Seller's subsidiaries or affiliates which are not constituents of the Business or by the Seller or any of the Seller's subsidiaries or affiliates which are not constituents of the Business to the Business shall be excluded from the Final Statement of Cash Position if such payments are on account of the sale of products or the performance of services in the Ordinary Course of Business.

            4.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets and the Shares in accordance with Schedule
       4.2 hereto. Any increase or decrease in the Purchase Price pursuant to Section 4.1 shall be allocated among the Assets located in the U.S. in proportion to the amounts allocated among all Assets located in the U.S. on Schedule 4.2. Such allocation of any increase or decrease in the Purchase Price shall be prepared by the Buyer and submitted in writing to Seller within 30 days after the date on which the Final Statement of Cash Position is finally determined pursuant to Section
       4.1. If the Seller does not object in writing to such proposed allocation within 30 days after receipt of the Buyer's written proposal, the proposed allocation shall become final. If the Seller makes timely objection to the Buyer's proposal, the Buyer and the Seller shall have 30 days to reach agreement or the allocation shall be submitted to the Neutral Auditors, whose determination shall be final and whose fees and expenses shall be borne equally by the Buyer and the Seller.

            4.3 Brokers. Except for Lehman Brothers Inc. and Texas Commerce Bank National Association, whose fees and expenses shall be the sole responsibility of the Seller, the Seller represents and warrants that it has not employed or incurred any liability to any broker, agent or finder in connection with any transaction contemplated by this Agreement. The Buyer represents and warrants that it has not employed or incurred any liability to any broker, agent or finder in connection with any transaction contemplated by this Agreement.







            4.4  Transaction Taxes.  Any and all federal, state, county, local or foreign sales, use, value added, excise, stamp, transfer and other taxes not in the nature of income taxes, fees and duties (including any interest, additions to tax and penalties with respect thereto) and any and all transfer, recording or similar fees and charges imposed in connection with the consummation of the transactions contemplated hereunder shall be borne equally by the Buyer and the Seller.


       5.   REPRESENTATIONS AND WARRANTIES BY THE SELLER.

            The Seller, on behalf of itself, each Share Seller and each Asset Seller, represents and warrants to the Buyer that the statements contained in this Section 5 are true and correct, except as set forth in the Disclosure Schedule. The Disclosure Schedule shall be consecutively numbered by the Buyer and the Seller and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 5. The Buyer shall be presumed to have relied upon the representations and warranties contained herein, notwithstanding any investigation of the Business made by the Buyer prior to the Closing or the knowledge of the officers, directors, stockholders, employees or agents of the Buyer.

            5.1 Organization, Good Standing and Qualification. The Seller, each Share Seller, each Asset Seller and each Foreign Company is a corporation or other form of limited liability company duly incorporated or otherwise duly organized, validly existing and in good standing (in such jurisdictions where such concept is applicable) under the laws of its respective jurisdiction of incorporation or organization as set forth on Schedule 5.1. The Seller, each Share Seller, each Asset Seller and each Foreign Company has all requisite corporate power and authority to own or lease its properties and carry on its business as presently conducted. The Seller, each Share Seller, each Asset Seller and each Foreign Company is in good standing as a foreign corporation and licensed or qualified to transact business in the jurisdictions listed in Schedule 5.1, which are the only jurisdictions in which the nature of the properties owned or leased by it or the business transacted by it requires it to be so licensed or qualified, except those jurisdictions, if any, in which the failure so to qualify would not have a material adverse effect on the business, assets, properties, financial condition or results of operations of the affected Principal Business Unit.

            5.2  Capital Stock and Ownership.

                 (a) The total number of shares of capital stock, and the classes and par values thereof, which each Foreign Company is authorized to issue, the number of such shares which are issued









            and outstanding and the number of such outstanding shares owned, directly or indirectly, legally or beneficially by the Seller (or any subsidiary or affiliate of the Seller), any Share Seller or any Foreign Company, the number of shares owned by the other stockholders and the identities of the stockholders of such other shares, are as set forth in Schedule 5.2.

                 (b) Except as set forth in Schedule 5.2, there are not outstanding any (i) securities of any Foreign Company convertible into or exchangeable for any shares of capital stock or other securities of any such Foreign Company; (ii) subscriptions, options, warrants or other rights, contingent or otherwise, obligating any Foreign Company to issue or purchase or entitling any third party to acquire from any Foreign Company any shares of capital stock or other securities of any such Foreign Company; or (iii) other than this Agreement, agreements or understandings with respect to the voting, sale, transfer or other restriction on shares of capital stock of any Foreign Company to which the Seller, any Share Seller, any Asset Seller or any Foreign Company is a party.

                 (c) The shares of capital stock of each Foreign Company that are owned, directly or indirectly, by each Share Seller have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights.

                 (d) Each Share Seller holds good and marketable title to the Shares being sold by it, free and clear of all Encumbrances. The transfer of the Shares to the Buyer pursuant to this Agreement will vest in the Buyer good, marketable, record and beneficial title to the Shares, free and clear of all Encumbrances.

                 (e) Except for the Shell Corporations, no Foreign Company has any Subsidiary except as identified on Schedule 1. Except as set forth in Schedule 5.2, no Foreign Company holds any direct or indirect equity interest in any other corporation or other entity, except for Subsidiaries and the Shell Corporations.

            5.3  Authority.

                 (a) The Seller has all requisite corporate right, power, capacity and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement, the Seller, each Share Seller and each Asset Seller has all requisite corporate right, power, capacity and authority to consummate the transactions contemplated hereby, and this Agreement, the Foreign Asset Purchase Agreements and the Foreign Share Purchase Agreements have been (or, in the case of the Foreign Asset Purchase Agreements and the








            Foreign Share Purchase Agreements, will be at the Closing) duly and validly executed and delivered by the Seller (or each Share Seller of Shares of a Foreign Company or Foreign Division
            Seller, as applicable) pursuant to all necessary corporate action on the part of the Seller (or each Share Seller of Shares of a Foreign Company or Foreign Division Seller, as applicable).

                 (b) This Agreement is, and upon execution and delivery at the Closing each Foreign Asset Purchase Agreement and each Foreign Share Purchase Agreement will be, legal, valid and binding upon and enforceable against the Seller (or each Share Seller of Shares of a Foreign Company or Foreign Division Seller, as applicable) in accordance with its terms.

            5.4  No Conflict; No Consents or Approvals.

                 (a) Neither the execution and delivery by the Seller of this Agreement or any agreement, instrument or document contemplated hereby, the consummation of the transactions contemplated herein or therein by the Seller, any Share Seller or any Asset Seller nor compliance by the Seller, any Share Seller or any Asset Seller with any of the provisions hereof or thereof will (i) conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) (A) the certificate of incorporation or bylaws (or other similar charter or governing documents) of the Seller, any Share Seller, any Asset Seller or any Foreign Company, (B) except as set forth in Schedule 5.4, any contract, understanding, commitment or agreement referred to in Schedule 5.17, or (C) any law, statute, ordinance, writ, injunction, decree, rule, regulation or court or administrative order by which the Seller, any Share Seller, any Asset Seller or any Foreign Company (or any of the properties or assets of the Business) is subject or bound; (ii) result in the creation or imposition of, or give any party the right to create or impose, any Encumbrance upon any of the Shares or any material Encumbrance upon any of the Assets; or (iii) terminate, modify or cancel, or give any other party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract, understanding, commitment or agreement referred to in
            Schedule 5.17; except, in the case of clauses (i)(C) and (iii), such violations, breaches or defaults which would not have a material adverse effect on the business, assets, properties, financial condition or results of operations of the affected Principal Business Unit.

                 (b) Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended









            (the "HSR Act"), or as disclosed on Schedule 5.4 neither the Seller, any Share Seller, any Asset Seller nor any Foreign Company is required to submit any notice, report or other filing with or to any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby by the Seller, any Share Seller, any Asset Seller or any Foreign Company.

                 (c) No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or, to the Seller's Knowledge, threatened which would prevent or delay the execution, delivery or performance of this Agreement or any agreement, instrument or document contemplated hereby by the Seller or the consummation by the Seller, the Share Sellers or the Asset Sellers of the transactions contemplated hereby or thereby.

                 (d)  There are no Restricted Assets not listed in Part A of
            Schedule 2.8 as to which the failure to obtain all necessary consents and waivers for the assignment, transfer, sublease or sublicense thereof as of the Closing could have a material adverse effect on the business, assets, properties, financial condition or results of operations of the affected Principal Business Unit.

            5.5 Undisclosed Liabilities. To the Seller's Knowledge, none of the Principal Business Units has any material liability or obligation of any nature, whether known or unknown, fixed, contingent or otherwise, liquidated or unliquidated and whether due or to become due, except for:

                 (a) liabilities and obligations reflected in the Balance Sheet, other than those discharged since the Balance Sheet Date;

                 (b) liabilities and obligations incurred in the Ordinary Course of Business since the Balance Sheet Date and that have not been discharged;

                 (c) liabilities and obligations under any contract, lease or other agreement to which a Foreign Company is a party;

                 (d) liabilities and obligations under any contract, lease or other agreement which is part of the Assets; and

                 (e)  the Excluded Liabilities.

            5.6 No Termination of Relationships. As of the date hereof, the Seller has not received any written notice that any relationship between any Principal Business Unit and any material distributor,








       customer, supplier or lender to such Principal Business Unit may be terminated or adversely affected as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

            5.7 Financial Statements. Attached hereto as Schedule 5.7 are the Financial Statements. The Financial Statements present fairly the financial condition, results of operations and cash flows of the Business as of the date and for the period indicated, have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis, are consistent with the books and records of the Business and have been audited without qualification by DT.

            5.8  Tax Matters.  Except as set forth in Schedule 5.8:

                 (a) All material Tax Returns relating to, or including items attributable to, the Business that were required to be filed by the Seller, the Asset Sellers, the Foreign Companies or their respective affiliates (taking into account all extensions) on or before the date hereof have been filed and are accurate and correct in all material respects, and all Taxes shown to be due on such Tax Returns have been paid. No material deficiencies for Taxes with respect to the Business (or for which any Foreign Company may be liable) have been claimed, proposed or assessed by any taxing authority or other Governmental Body against any of the Share Sellers, Asset Sellers or Foreign Companies or any current or prior affiliates thereof. The unpaid Taxes of the Share Sellers, the Asset Sellers and the Foreign Companies relating to the Business for taxable periods through the Balance Sheet Date do not exceed the aggregate amount of the reserves and accruals for Taxes set forth on the Balance Sheet (other than the reserves and accruals set forth on the Balance Sheet under the caption "Deferred Income Taxes"). All material Taxes relating to the Business which are or were required by law to be withheld or collected have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.

                 (b) The Seller has delivered or made available to the Buyer for the taxable year ended September 30, 1992 all material information pertaining to the activities, assets or other items of each of the Foreign Companies, Domestic Businesses and Foreign Divisions that was necessary (i) for the preparation of any and all U.S. federal income Tax Returns that were required to be filed by any Foreign Company or any other entity for such periods or (ii) for the computation of any U.S. federal income Taxes payable by any Foreign Company or other entity with respect to such period, and all such information is true and complete in all material respects.








                 (c) No Asset Seller or Foreign Company is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the Assets or assets of the Foreign Companies is subject to an election under Section 341(f) of the Code. No Asset Seller or Foreign Company has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. No Foreign Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

            5.9  Title to Properties.

                 (a) The Asset Sellers and Foreign Companies are the true and lawful owners of, and have good and marketable title to, the Assets and the other assets and properties shown on the Balance Sheet or which are acquired by the Business after the Balance Sheet Date, other than inventory and other assets sold or otherwise disposed of in the Ordinary Course of Business after the Balance Sheet Date, in each case free and clear of all Encumbrances other than Permitted Encumbrances. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Sections 10(b)(iii) and (iv), the Buyer will become the true and lawful owner of, and will receive good, marketable and, to the extent applicable, record title to, the Assets, free and clear of all Encumbrances other than
            Permitted Encumbrances.

                 (b) Other than the Leased Real Estate and equipment held under leases entered into in the Ordinary Course of Business, none of the assets in possession of the Business but owned by third parties is material to the Business.

           5.10 Real Estate. Schedule 5.10 lists and describes briefly all real property included in the Assets or that any Foreign Company owns as of the date hereof. With respect to each parcel of Owned Real
       Estate:

                 (a) the identified owner has good and clear, record, registered (where applicable) and marketable title to such parcel, insurable by a recognized national title insurance company (in the U.S. and such other jurisdictions where the concept of title insurance is applicable) at standard rates, free and clear of all Encumbrances, except for Permitted Encumbrances which do not impair the use, occupancy or value of such parcel as currently used or proposed to be used (the "Intended Uses");

                 (b) there are no (i) pending or, to the Seller's Knowledge, threatened condemnation proceedings relating to such parcel, (ii) pending or, to the Seller's Knowledge, threatened








           litigation or administrative actions relating to such parcel, or
           (iii) other matters materially adversely affecting the Intended Uses, occupancy or value thereof;

                 (c) the legal description for such parcel contained in the deed thereof describes such parcel fully and adequately; the buildings and improvements may be used as of right under applicable zoning and land use laws for the Intended Uses, and such buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of current setback requirements, zoning laws and ordinances and do not encroach on any easement which may burden the land; the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and such parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                 (d) except as set forth in Schedule 5.10, there are no leases, subleases, licenses or agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel;

                 (e) there are no outstanding options or rights of first refusal to purchase such parcel, or any portion thereof or interest therein;

                 (f) all facilities located on such parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate for the Intended Uses and in accordance with all applicable Laws and Regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting such parcel;

                 (g) such parcel abuts and has direct vehicular access to a public road or access to a public road via a permanent, irrevocable, appurtenant easement benefiting such parcel;

                 (h) there is no pending or, to the Seller's Knowledge, any proposed proceeding to change or redefine the zoning classification of all or any portion of the parcel;

                 (i) the improvements constructed on the parcel are in good condition and proper order, free of roof leaks, insect infestation and material construction defects, and all mechanical and utility systems servicing such improvements are in good condition and proper working order, free of material defects; and









                 (j) each parcel is an independent unit which does not rely on any facilities (other than the facilities of public utility and water companies) located on any other property (i) to fulfill any zoning, building code or other municipal or governmental requirement; (ii) for structural support or the furnishing of any essential building systems or utilities, including but not limited to electric, plumbing, mechanical, heating, ventilating, and air conditioning systems; or (iii) to fulfill the requirements of any lease. No building or other improvement not included in the parcel relies on any part of the parcel to fulfill any zoning, building code or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities. Such parcel is assessed by local property assessors as a tax parcel or parcels separate from all other tax parcels.

           5.11 Real Property Leases. Schedule 5.11 lists and describes briefly all real property leased or subleased as of the date hereof to a Foreign Company or to an Asset Seller which is the lessee or sublessee with respect to a lease or sublease which is part of the Assets and lists the term of such lease, any extension and expansion options and the rent payable thereunder. Schedule 5.11 also lists and describes briefly the real property owned by the Seller and to be leased to the Buyer as of the Closing pursuant to the Seller Leases (the "Seller's Leased Facilities"). The Seller has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Schedule 5.11. With respect to each lease and sublease of Leased Real Estate:

                 (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect with respect to the Seller, each Asset Seller and each Foreign Company which is a party thereto and, to the Seller's Knowledge, with respect to every other party thereto;

                 (b) each lease or sublease to which an Asset Seller is a party is assignable by the Asset Seller to the Buyer without the consent or approval of (except as set forth in Schedule 2.8) or any payment to any party, all such leases or subleases (whether the lessee is an Asset Seller or Foreign Company) will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such lease or sublease;










                 (c) neither the Seller, any Asset Seller nor any Foreign Company nor, to the Seller's Knowledge, any other party is in breach or default under any such lease or sublease, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default;

                 (d) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

                 (e) neither the Seller, any Asset Seller nor any Foreign Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                 (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

                 (g) to the Seller's Knowledge, the owner of the facility leased or subleased has good and clear record and marketable title to the subject real property, free and clear of any Encumbrance, except for recorded easements, covenants, and other restrictions which do not impair the Intended Uses, occupancy or value of the property subject thereto; and

                 (h) in connection with each Seller Lease, there is no holder of any mortgage, deed of trust, superior security interest or ground lease who may disturb the Buyer's use and occupancy of the premises demised under such Seller Lease so long as Buyer fulfills all of the obligations of the lessee thereunder within applicable grace or cure periods.

           5.12 Equipment Leases. Schedule 5.12 contains a list of all equipment leases involving an annual expense per lease in excess of $50,000 to which a Foreign Company is a lessee or an Asset Seller is a lessee with respect to a lease which is part of the Assets. With respect to each equipment lease listed in Schedule 5.12:

                 (a) the lease is legal, valid, binding, enforceable and in full force and effect with respect to the Seller, each Asset Seller and each Foreign Company which is a party thereto and, to the Seller's Knowledge, with respect to every other party thereto;

                 (b) each lease to which an Asset Seller is a party is assignable by the Asset Seller to the Buyer without the consent or approval of or any payment to any party (except as set forth in Schedule 2.8), all such leases (whether the lessee is an Asset Seller or Foreign Company) will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in









           effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such lease; and

                 (c) neither the Seller, any Asset Seller nor any Foreign Company nor, to the Seller's Knowledge, any other party is in breach or default under any such lease, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default;

           5.13 Assets Used in the Business. The Assets and the assets owned by the Foreign Companies are sufficient for the conduct of the Business as presently conducted. The tangible assets of the Business, in the aggregate, are in good operating condition and repair (subject to normal wear and tear). Each of the Shell Corporations has only de minimis assets and does not conduct any operations.

           5.14 Accounts Receivable. All accounts receivable of the Business reflected on the Balance Sheet are valid receivables, arose in the Ordinary Course of Business and, to the Seller's Knowledge, are subject to no setoffs or counterclaims. All accounts receivable reflected in the financial or accounting records of the Business that have arisen since the Balance Sheet Date are valid receivables, arose in the Ordinary Course of Business and, to the Seller's Knowledge, are subject to no setoffs or counterclaims.

           5.15  Intellectual Property.

                 (a) Schedule 5.15 contains a list of all of the following that are owned or used by the Seller, any Foreign Company or any Asset Seller in the Business: (i) patents and patent applications;
           (ii) trademarks, tradenames and service marks and registrations thereof and applications therefor; (iii) registered copyrights and applications for copyright registration; and (iv) licenses relating to any of the foregoing. Schedule 5.15 identifies the owner of each item listed thereon and, in the case of registrations and applications, the application or registration number and date.

                 (b)  The Seller, the Asset Sellers and the Foreign
           Companies own or have the right to use all Proprietary Rights used in the operation of the Business or necessary for the operation of the Business (collectively, "Intellectual Property"). Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Sections 10(b)(iii) and 10(b)(iv), each item of Intellectual Property owned or used by the Seller, the Asset Sellers and the Foreign Companies in the








           operation of the Business as of the Closing (other than items of Intellectual Property disposed of prior to the Closing in the Ordinary Course of Business) will be owned or available for use by the Buyer or the Foreign Companies on identical terms and conditions immediately following the Closing, except as otherwise indicated on Schedule 5.15. Each of the Seller, the Asset Sellers and the Foreign Companies has taken reasonable measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence the trade secrets and confidential information that it owns or uses in the Business. To the Seller's Knowledge, no other person or entity has any rights to any of the Intellectual Property owned or used by the Seller, the Asset Sellers or the Foreign Companies in the Business, except that the Intellectual Property identified on Schedule 5.15 as licensed to the Seller, the Asset Sellers or the Foreign Companies for use in the Business is owned by the respective owners identified on
           Schedule 5.15, and no other person or entity is infringing, violating or misappropriating any of the Intellectual Property used in the Business, except as otherwise indicated on Schedule 5.15.

                 (c) Except as set forth in Schedule 5.19, none of the activities or business presently conducted by the Business or conducted by the Business at any time since January 1, 1991 or, to the Seller's Knowledge, conducted by the Business at any time between January 1, 1988 and January 1, 1991 infringes or violates, or constitutes a misappropriation of, any Proprietary Rights of any other person or entity. Except as set forth in
           Schedule 5.19, neither the Seller, any Asset Seller nor any Foreign Company has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

                 (d) Schedule 5.15 identifies each patent or registration which has been issued to the Seller or any Asset Seller or Foreign Company with respect to any of the Intellectual Property, identifies each pending patent application or application for registration which the Seller or any Asset Seller or Foreign Company has made with respect to any of its Intellectual Property, and identifies each license or other agreement pursuant to which the Seller or any Asset Seller or Foreign Company has granted any rights to any third party with respect to any of its Intellectual Property. The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses and agreements (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item. Except as set forth in
           Schedule 5.15, with respect to each item of Intellectual Property










           that the Seller or any Asset Seller or Foreign Company owns:

                    (i) the Seller or such Asset Seller or Foreign Company possesses all right, title and interest in and to such item;

                    (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                   (iii) neither the Seller, any Asset Seller nor any Foreign Company has agreed, except in the Ordinary Course of Business in conjunction with product sales, to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to such item.

                 (e) Schedule 5.15 identifies each item of Intellectual Property used in the operation of the Business at any time during the period covered by the Financial Statements that is owned by a party other than the Seller or such Asset Seller or Foreign Company. The Seller has supplied the Buyer with correct and complete copies of all licenses, sublicenses or other agreements (as amended to date) pursuant to which the Seller or any Asset Seller or Foreign Company uses such Intellectual Property, all of which are listed on Schedule 5.15. Except as set forth in Schedule 5.15, with respect to each such item of Intellectual Property:

                    (i) the license, sublicense or other agreement, covering such item is legal, valid, binding, enforceable and in full force and effect with respect to the Seller, each Asset Seller and each Foreign Company which is a party thereto and, to the Seller's Knowledge, with respect to every other party thereto;

                    (ii) except as set forth in Schedule 2.8, such license, sublicense or other agreement to which an Asset Seller is a party is assignable by the Asset Seller to the Buyer without the consent or approval of or any payment to any party, all such licenses, sublicenses and other agreements (whether an Asset Seller or a Foreign Company is a party thereto) will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such license, sublicense or other agreement;







                   (iii) except as set forth in Schedule 5.15, neither the Seller, any Asset Seller nor any Foreign Company nor, to the Seller's Knowledge, any other party is in breach or default under any such license, sublicense or other agreement, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder;

                    (iv) to the Seller's Knowledge, the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                     (v) neither the Seller, any Asset Seller nor any Foreign Company has agreed, except in the Ordinary Course of Business in conjunction with product sales, to indemnify any person or entity for or against any interference, infringement, misappropriation or other conflict with respect to such item.

           5.16  Insurance Policies.

                 (a) Schedule 5.16 sets forth a list (including the name of the insurer, the name of the policyholder, the name of each insured, the policy number and periods of coverage, the scope of coverage and a description of any retroactive premium adjustments or other loss-sharing arrangements) of all material policies of fire, theft, casualty, liability, burglary, fidelity, workers compensation, business interruption, environmental, product liability, automobile and other forms of insurance under which the Seller, any Share Seller, any Asset Seller or any Foreign Company with respect to the Business has been a party, a named insured or otherwise the beneficiary of coverage at any time since
            May 24, 1990. Except as set forth in Schedule 5.16, neither the Seller, any Share Seller, any Asset Seller nor any Foreign Company has, with respect to the Business, received any notice from the insurer under any such policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general, or cancelling or materially amending any such policy.

                 (b) All premiums due and payable for such insurance policies have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

           5.17 Contracts. Schedule 5.17 contains a list of the following contracts, understandings, commitments and agreements (written or oral) relating to the Business:










                 (a) all contracts, leases, understandings or commitments, whether in the Ordinary Course of Business or not: (i) involving a present or future obligation to purchase, lease or deliver goods or services of an amount or value in excess of $250,000 each; or
           (ii) which limit or restrict the ability of the Business to compete anywhere in the world; or (iii) which establish a partnership or joint venture;

                 (b) all bonus, incentive or deferred compensation arrangements relating to the Business, all profit sharing, pension, multi-employer pension, vacation, group insurance or employee welfare plans or other similar plans or fringe benefits;


                 (c) all collective bargaining agreements or other contracts or commitments to or with any labor union, employee representative or group of employees;

                 (d) each employment contract, and each other contract, agreement or commitment to or with individual employees, agents, representatives or consultants for a remuneration which exceeds or will exceed in accordance with its terms $50,000 per annum or $100,000 during its duration;

                 (e) any arrangement under which any Foreign Company, Domestic Business or Foreign Division has created, incurred, assumed or guaranteed indebtedness (including capitalized lease obligations) involving more than $100,000;

                 (f) each sales representative, distributorship or other agreement providing for the distribution or marketing of products
           (i) under which revenue to the Business during its fiscal year ended September 30, 1993 exceeded $100,000 or (ii) which is not terminable by the constituent of the Business which is a party thereto without penalty or breach upon no more than 60 days' prior notice to the other party thereto; and

                 (g) any other arrangement under which the consequences of a default or termination would have a material adverse effect on the business, assets, properties, financial condition or results of operations of any Principal Business Unit, or which gives or could give any other party thereto the right to cause the transactions contemplated by this Agreement to be rescinded following consummation, or which involves more than $250,000 or which was entered into other than in the Ordinary Course of Business (with each agreement, contract or commitment between any Foreign Division, Domestic Business or Foreign Company and any Governmental Body separately identified).











           The Seller has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Schedule
       5.17. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect with respect to the Seller, each Asset Seller and each Foreign Company which is a party thereto and, to the Seller's Knowledge, with respect to every other party thereto; (ii) each written arrangement to which an Asset Seller is a party is assignable by the Asset Seller to the Buyer without the consent or approval of or any payment to any party, all such written arrangements (whether an Asset Seller or a Foreign Company is party) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing (except as set forth in Schedule 2.8), and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such written arrangement; and (iii) neither the Seller, any Asset Seller nor any Foreign Company nor, to the Seller's Knowledge, any other party is in breach or default, and no event has occurred which, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the written arrangement. Neither the Seller, any Asset Seller nor any Foreign Company is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Schedule 5.17 under the terms of this Section 5.17.

           5.18 Inventory. The value of the inventory of the Business as stated on the Balance Sheet reflects the lower of cost or market for
       such inventory as applied in accordance with GAAP.   All inventory of
       the Business reflected on the Balance Sheet consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Balance Sheet. All inventory of the Business purchased since the Balance Sheet Date consists of a quality and quantity usable and saleable in the Ordinary Course of Business. With respect to inventory on order to be purchased by any Asset Sellers or Foreign Companies with respect to the Business and in the hands of suppliers for which the Business is committed as of the date hereof or the Closing Date, such inventory is expected to be usable in the Ordinary
        Course of Business as presently being conducted.

           5.19 Litigation. Schedule 5.19 describes all suits, actions, proceedings, investigations, claims, complaints and accusations pending or, to the Seller's Knowledge, threatened against the










       Business, the Assets or the Shares, or, to the Seller's Knowledge, any basis for any of the foregoing, and to which the Seller, any Asset Seller, Share Seller or Foreign Company is or would be a party, in any court or before any industrial tribunal or arbitration panel of any kind or before or by any federal, provincial, state, local, foreign, regulatory or other government, governmental agency, department, commission, board, bureau, instrumentality, authority or body ("Governmental Body"). None of the matters described on Schedule
       5.19 is reasonably expected to have a material adverse effect on the business, assets, properties financial condition or results of operations of the affected Principal Business Unit. There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel, industrial tribunal or Governmental Body against or affecting the Business, the Assets or the Shares.

           5.20 Compliance with Law. Except as set forth in Schedule 5.20 or in the other Schedules to this Agreement: (a) the Seller, each Share Seller, each Asset Seller and each Foreign Company has, in all material respects, complied and is in compliance in all material respects with all U.S. and foreign laws (including without limitation the U.S. Foreign Corrupt Practices Act and the U.S. Occupational Safety and Health Act and regulations thereunder), rules, decrees, regulations, ordinances and orders ("Laws and Regulations") which affect or relate to this Agreement, the transactions contemplated hereby or the conduct of the Business, the Assets or the Shares; (b) the Seller, each Share Seller, each Asset Seller and each Foreign Company has filed with the proper authorities all material statements and reports required by all applicable Laws and Regulations relating to the Business, the Assets or the Shares; and (c) neither the Seller, any Share Seller, any Asset Seller nor any Foreign Company has received notice of any violation of any material Laws and Regulations relating to the Business, the Assets or the Shares.

           5.21  Absence of Subsequent Actions.  Except as set forth in
       Schedule 5.21, since the Balance Sheet Date, no Asset Seller, Share Seller or Foreign Company has with respect to the Business (and, in the case of clause (xvii) below, there has not been since the Balance Sheet Date):

                 (a) incurred any liability or the basis therefor, including without limitation any liability for or in respect of borrowed money, in excess of $50,000 in the aggregate, except current liabilities incurred, and liabilities under contracts entered into, in the Ordinary Course of Business;

                 (b) discharged or satisfied any claim with respect to borrowed money, or paid any obligation or liability (fixed or contingent) for money borrowed other than current liabilities shown on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business;








                 (c) purchased any shares of capital stock or other securities;

                 (d) changed its fiscal year end from September 30;

                 (e) mortgaged, pledged or subjected to any material claim any portion of its assets, tangible or intangible, other than Permitted Encumbrances;

                 (f) made any material additions to or sold, assigned, transferred or otherwise disposed of any of its tangible assets or canceled any debts or claims, in whole or in part, except in each case in the Ordinary Course of Business or as contemplated by
           Section 2.9;

                 (g) sold, assigned, licensed, sublicensed or transferred any Intellectual Property, except for licenses of Intellectual Property in the Ordinary Course of Business in conjunction with product sales;

                 (h) made any single capital expenditure or commitment therefor in excess of $100,000 or aggregate capital expenditures in excess of $400,000;

                 (i) suffered any non-operating loss in excess of $100,000;

                 (j) made any change in compensation of any director or executive officer (or employee of similar station) except for increases which are both (i) in the Ordinary Course of Business and (ii) in the aggregate, not at an annual rate in excess of 5% of the aggregate annual rate of compensation paid to such persons as of the Balance Sheet Date;

                 (k) made or agreed to make any charitable contribution or pledge therefor in excess of $50,000 in the aggregate, or incurred any other non-business expense;

                 (l) changed its credit policy as to sale of inventories or collection of receivables;

                 (m) decreased in any material respect expenditures with respect to promotion and advertising or maintenance and repairs;

                 (n) entered into any joint venture, partnership or similar arrangement;

                 (o) amended, modified or terminated any contract, understanding, commitment or agreement referred to in Schedule 5.17;









                 (p) authorized or issued any recall notice for any of its products or initiated any safety inquiry or investigation;

                 (q) received notice of any litigation, any warranty claim (other than in the Ordinary Course of Business) or any products liability claim related to the Business;

                 (r) any material reduction in the rate of, or gross margins associated with, firm bookings or orders for the products and services of the Business, or any material deterioration in the backlog level of the Business;

                 (s) taken any of the other actions set forth in  Section
           7.1(a);

                 (t) entered into any other material transaction (except for the transactions contemplated by this Agreement) other than in the Ordinary Course of Business; or

                 (u) agreed to do any of the things listed in clauses (a) through (t) of this Section 5.21.

           5.22  No Material Adverse Chang_
                                          e.  Since the Balance Sheet  Date,
       there has not been any material adverse change in the business, assets, properties, financial condition or results of operations of any Principal Business Unit, other than as a result of factors affecting the economy generally or affecting the industry in which any Principal Business Unit operates generally.

           5.23  Labor Matters.

                 (a) Schedule 5.23 contains a list of all employees of the Business whose current annual rate of compensation (including for this purpose any bonus expected to be earned for the current year) exceeds $80,000. To the Seller's Knowledge, each such employee of the Business has entered into a confidentiality and assignment of inventions agreement with the Seller or the applicable Asset Seller, Foreign Division, Domestic Business or Foreign Company. To the Seller's Knowledge, no key employee or group of employees of the Business has any plans to terminate employment with the Seller or any Foreign Division, Domestic Business or Foreign Company (other than for the purpose of accepting employment with the Buyer following the Closing). Except as set forth in Schedule 5.23, neither the Seller, any Share Seller, any Asset Seller nor any Foreign Company is a party to or bound by any collective bargaining agreement or national labor union agreement, nor has any of them experienced any strikes, material grievances, material claims of unfair labor practices or other material collective bargaining disputes, with respect to the Business. There is no organizational effort presently being made or, to the Seller's Knowledge, threatened by







           or on behalf of any labor union with respect to any employees of the Business.

                 (b) There are not in existence and, to the Seller's Knowledge, there are not threatened any (i) work stoppages or strikes involving employees of the Business, (ii) material grievance, arbitration proceedings or proceedings before any industrial tribunal arising out of collective bargaining agreements, national labor union agreements or otherwise covering employees of the Business, (iii) material unfair labor practice complaints against any of the Foreign Companies, Asset Sellers, Foreign Divisions or Domestic Businesses or (iv) organizational drive.

                 (c) The Seller, each Share Seller and each Asset Seller with respect to the Business and each Foreign Company is in compliance, in all material respects, with all federal, state, foreign and municipal laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages, social security taxes or national insurance contributions.

                 (d) Except as otherwise specifically provided in Section 7.7, neither the execution and delivery by the Seller of this Agreement or any agreement, instrument or document contemplated hereby, the consummation of the transactions contemplated herein or therein by the Seller, any Share Seller, any Asset Seller or any Foreign Company nor compliance by the Seller, any Share Seller, any Asset Seller or any Foreign Company with any of the provisions hereof or thereof will subject the Buyer, any Foreign Company or any Assets to liability to any employee of the Business for severance or other payments or compensation of any nature whatsoever, including any increase in benefits.

           5.24  Domestic Employee Benefit Plans.

                 (a) Schedule 5.24 lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all written or oral plans, agreements or arrangements relating to the Business and involving direct or indirect compensation, including without limitation insurance coverage, disability benefits, bonus, deferred compensation, incentive compensation, severance or termination pay, post-retirement compensation, change in control compensation, death benefit, stock purchase, phantom stock, stock appreciation and stock option plans or arrangements, and (ii) each other employee benefit plan, agreement or arrangement which obligates or may reasonably be expected to obligate the Business to pay more than $100,000 annually, maintained or contributed to by or on behalf of the Seller, the Asset Sellers, the Share Sellers or the Foreign Companies applicable to employees of the







           Business employed in the U.S. (the "Plans"). Each of the Plans which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "Retirement Plans") and any corresponding trust intended to qualify under Sections 401(a) and 501(a) of the Code do so qualify. The IRS has issued a favorable determination letter with respect to such qualification of each Retirement Plan, no such determination letter has been revoked and no such revocation has been threatened, and nothing has occurred since the date of each such most recent determination letter that could reasonably be expected to cause the relevant Retirement Plan or trust to lose such qualification or exemption. Each of the Plans has been administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and Regulations, including without limitation ERISA and the Code, and all required contributions to each Plan have been made. The Seller has heretofore delivered to the Buyer true and complete copies of all of the written Plans and written summaries of the oral Plans and, where applicable, related trusts, including all amendments, as well as, with respect to each Plan required to file such report and description, the most recent report on Form 5500 and summary plan description, and the most recent IRS determination letter regarding each of the Retirement Plans.

                 (b) With respect to each Retirement Plan, neither the Seller, any Asset Seller, any Share Seller, any Foreign Company, any ERISA Affiliate nor, to the knowledge of the Seller, any trustee or administrator of any Retirement Plan, has engaged in a "prohibited transaction", as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA, that could give rise to any material tax or penalty under such Section 4975.

                 (c) Except as described in Schedule 5.24, there are no inquiries or investigations by the IRS, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation, no termination proceedings and no actions, suits or claims (other than claims for benefits) pending or, to the Seller's Knowledge, threatened against any Plan (or the Seller or any Foreign Company, Share Seller or Asset Seller with respect thereto) or the assets thereof.

                 (d)  Neither the Seller, any Asset Seller, any Share
           Seller, any Foreign Company nor any ERISA Affiliate has ever maintained an employee benefit plan subject to Section 412 of the Code or Title IV of ERISA which would subject any Foreign Company or the Assets to any liability resulting from an accumulated funding deficiency (as defined for purposes of Section 412 of the Code) or termination respecting such employee benefit plan.










                 (e)  Neither the Seller, any Asset Seller, any Share
           Seller, any Foreign Company nor any ERISA Affiliate  contributes to or has an obligation to contribute to, and has not at any time within six years prior to the Closing Date contributed to or had an obligation to contribute to, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA. No complete withdrawal or partial withdrawal (as defined for purposes of Sections 4203 and 4205 of ERISA, respectively) has occurred with respect to a multiemployer plan to which any of the Seller, any Share Seller, any Asset Seller, any Foreign Company or any ERISA Affiliate was ever obligated to contribute which would subject any Foreign Company or the Assets to liability from such complete withdrawal or partial withdrawal.

                 (f) Except as set forth in Schedule 5.24, there are no unfunded obligations under any Plan providing benefits after termination of employment to any employee or former employee of the Business (or to any beneficiary of any such employee or former employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under state law.

                 (g) Except as set forth in Schedule 5.24, no act or omission has occurred and no condition exists with respect to any employee benefit plan maintained by the Seller, any Asset Seller, any Share Seller, any Foreign Company or any ERISA Affiliate that would subject any Foreign Company or the Assets to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                 (h) Except as set forth in Schedule 5.24, no Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of the Business by its terms prohibits the amendment or termination of any such Plan.

                 (i) Schedule 5.24 discloses each: (i) agreement with any director, executive officer or other key employee of the Business
           (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Business of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Seller or any Share Seller, Asset Seller or Foreign Company that may be subject to the tax imposed by Section 4999 of









           the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Seller or any Share Seller, Asset Seller or Foreign Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

           5.25 Foreign Employee Benefit Plans. Schedule 5.25 lists (i) each non-governmental retirement plan maintained or contributed to by or on behalf of the Seller, the Asset Sellers, the Share Sellers or the Foreign Companies applicable to employees of the Business located outside of the U.S. (a "Foreign Retirement Plan") and (ii) each non-governmental non-industry welfare benefit plan maintained or contributed to by or on behalf of the Seller, the Asset Sellers, the Share Sellers or the Foreign Companies applicable to employees of the Business located outside of the U.S. and which, in the case of clause
       (ii), obligates or may reasonably be expected to obligate the Business to pay more than $100,000 annually (a "Foreign Welfare
       Plan").   Except as set forth in Schedule 5.25, each such Foreign
       Retirement Plan and Foreign Welfare Plan (collectively, the "Foreign Plans") has been administered, in all material respects, in compliance with its terms and the requirements of all applicable Laws and Regulations, and all required contributions to each Foreign Plan have been made. The Seller has heretofore delivered to the Buyer true and complete copies of all of the written Foreign Plans and written summaries of the oral Foreign Plans and, where applicable, related trusts, including all amendments. There are no inquiries or investigations by any foreign Governmental Body, no termination proceedings and no actions, suits or claims (other than claims for benefits) pending or, to the Seller's Knowledge, threatened against any Foreign Plan (or the Seller or any Foreign Company, Share Seller or Asset Seller with respect thereto) or the assets thereof. Except as set forth in Schedule 5.25, there are no unfunded obligations under any Foreign Plan providing benefits after termination of employment to any employee or former employee of the Business (or to any beneficiary of any such employee or former employee), including but not limited to retiree health coverage and deferred compensation, but excluding insurance conversion privileges under applicable foreign law. No Foreign Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of the Business by its terms prohibits the amendment or termination of any such Foreign Plan. All reports, forms and other documents required to be filed or advisable to be filed









       with any governmental entity with respect to each Foreign Plan have been timely filed and are accurate.

           5.26 Indebtedness and Guaranties. Schedule 5.26 sets forth a true and complete list, including the names of the parties thereto, of all material debt instruments, loan agreements, indentures, guaranties or other written obligations which relate to (i) indebtedness for borrowed money, (ii) money loaned to others or (iii) the performance of any obligation relating to the Business, provided that the Seller shall not be required to list any such obligations which are general corporate obligations of the Seller, which are not secured by any of the Assets, the assets of the Foreign Companies or the Shares and which do not constitute an Assumed Liability. All of the aforesaid items were entered into in the Ordinary Course of Business, are valid and binding, in full force and effect and are enforceable in accordance with their respective terms; and there exists no breach or default, or any event which with notice or lapse of time or both, would constitute a breach or default by any party thereto.

           5.27 Product Warranty. The standard terms and conditions of sale or lease of each Foreign Division, Domestic Business and Foreign Company are attached to Schedule 5.27, although the Buyer acknowledges that such terms are sometimes negotiated on a case by case basis. Schedule 5.27 sets forth the aggregate expenses incurred by the Asset Sellers and Foreign Companies in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during the three fiscal years preceding the Closing and, to the Seller's Knowledge, there is no reason why such expenses should materially increase as a percentage of sales in the future.

           5.28  Environmental Matters.

                 (a) Except as set forth in Schedule 5.28, the Seller, each Share Seller, each Asset Seller and each Foreign Company has complied in all material respects with all Environmental Laws relating to the Business. Except as set forth in Schedule 5.28, there is no pending or, to the Seller's Knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Body relating to any Environmental Law involving or relating to the Business. For purposes of this Agreement, "Environmental Law" means any federal, state, foreign or local law, statute, rule or regulation or the common law relating to the environment, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination;
           (iv) the release or threatened release into the environment of







           hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) above ground or underground storage tanks, vessels and containers; (vii) abandoned, disposed or discarded barrels, tanks, vessels, containers and other closed receptacles; and
           (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used herein, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                 (b) Except as set forth in Schedule 5.28, there have been no releases in a reportable quantity of any Materials of Environmental Concern into the environment at any parcel of real property or any facility (i) currently owned or operated by the Seller, any Share Seller or any Asset Seller relating to the Business, (ii) currently owned or operated by any Foreign Company, (iii) formerly owned, operated or controlled by the Seller, any Share Seller or any Asset Seller relating to the Business during the period of its ownership, operation or control or (iv) formerly owned, operated or controlled by any Foreign Company during the period of its ownership, operation or control. With respect to any such releases in a reportable quantity of Materials of Environmental Concern, the Seller, each Share Seller, each Asset Seller and each Foreign Company has given all required notices to Governmental Bodies (copies of which have been provided to the Buyer). Except as set forth in Schedule 5.28, to the Seller's Knowledge there have been no releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Seller, any Share Seller or any Asset Seller relating to the Business or by any Foreign Company that could affect the Business. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery
           Act), radioactive materials, toxic materials, oil or petroleum and petroleum products.

                 (c) To the Seller's Knowledge, set forth in Schedule 5.28 is a list of all environmental reports, investigations and audits relating to premises (i) currently owned or operated by the Seller, any Share Seller or any Asset Seller relating to the Business or (ii) currently owned or operated by any Foreign







           Company, in each of the foregoing cases whether conducted by or on behalf of the Seller, any Share Seller, Asset Seller, any Foreign Company or a third party, and whether done at the initiative of the Seller, any Share Seller, any Asset Seller or any Foreign Company or directed by a Governmental Body or other
           third party.   Complete and accurate copies of each such report,
           or the results of each such report, investigation or audit, have been provided to the Buyer (except that only summaries of the results of statistical information resulting from physical monitoring or testing have been provided to the Buyer).

                 (d) Set forth in Schedule 5.28 is a list of all of the solid and hazardous waste transporters and treatment, storage and disposal facilities that have been utilized by the Seller, any Share Seller or any Asset Seller relating to the Business since May 24, 1990 or by any Foreign Company since May 24, 1990 or, to the Seller's Knowledge, at any time prior to May 24, 1990. Neither the Seller, any Share Seller, any Asset Seller nor any Foreign Company has received written notice of any material environmental liability of any such transporter or facility.

           5.29 Permits. Schedule 5.29 sets forth a list of all Permits (including without limitation Permits issued or required under Environmental Laws and Permits relating to the occupancy or use of owned or leased real property) issued to or held by the Seller, any Share Seller, any Asset Seller or any Foreign Company relating to the Business. Such listed Permits are the only Permits that are required for the conduct of the business of each Principal Business Unit.
       Each such Permit is in full force and effect and no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Except as set forth in Schedule 5.29, each such Permit held by an Asset Seller is assignable by the Asset Seller to the Buyer without the consent or approval of or any payment to any party, all such Permits (whether held by an Asset Seller or Foreign Company) will continue to be in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, and the consummation of the transactions contemplated herein will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such Permit.

           5.30 Certain Business Relationships. No affiliate of the Seller or of any Share Seller or Asset Seller (a) owns any property or right, tangible or intangible, which is used in the Business, (b) has any claim or cause of action against the Assets, any Foreign Company or the assets of any Foreign Company, or (c) except in the Ordinary Course of Business in conjunction with product sales, owes any money









       to any Foreign Company.   Schedule 5.30 describes all contracts,
       understandings, commitments and agreements (written or oral) among or between the Seller, any Share Seller, any Asset Seller and/or any Foreign Company relating to the Business.

           5.31 Books and Records. The books, records, accounts, ledgers and files with respect to the Business of the Seller and each Asset Seller and Foreign Company are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices in all material respects. The books and records of each Foreign Division, Domestic Business and Foreign Company, including without limitation its books of account, stock certificate books, stock ledgers and/or share registers, are complete and correct in all material respects and accurately reflect in all material respects the conduct of the business and affairs of such Foreign Division, Domestic Business and Foreign Company. The minute books and other similar records of each Foreign Company contain true and complete records of all actions taken at any meetings of such Foreign Company's stockholders, Board of Directors, Managing Board, Supervisory Board or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

           5.32 Customers and Suppliers. No unfilled customer orders or commitments obligating any Foreign Division, Domestic Business or Foreign Company to process, manufacture or deliver products or perform services, which orders or commitments are material, individually or in the aggregate, to any Principal Business Unit, will result in a loss to such Foreign Division, Domestic Business or Foreign Company upon completion of performance. To the Seller's Knowledge, no purchase orders or commitments of any Foreign Division, Domestic Business or Foreign Company, which orders or commitments are material, individually or in the aggregate, to any Principal Business Unit, are in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No material supplier of any Foreign Division, Domestic Business or Foreign Company has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to such Foreign Division, Domestic Business or Foreign Company and no material customer of any Foreign Division, Domestic Business or Foreign Company has indicated within the past year that it will stop, or decrease the rate of, buying materials, products or services from such Foreign Division, Domestic Business or Foreign Company. Schedule 5.32 sets forth a list of (a) each customer that accounted for more than 2% of the combined revenues of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and (b) each supplier that is the sole supplier of any significant product or component to any Foreign Division, Domestic Business or Foreign Company. Except as set forth on Schedule 5.32,









       there are no suppliers to any Foreign Division, Domestic Business or Foreign Company of significant goods or services with respect to which practical alternative sources of supply, or comparable products, are not available on comparable terms and conditions.

           5.33 Government Contracts. No Foreign Division, Domestic Business or Foreign Company has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Body; no such suspension or debarment has been initiated or, to the Seller's Knowledge, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of any Foreign Division, Domestic Business or Foreign Company (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Except as set forth on
       Schedule 5.33, no Foreign Division, Domestic Business or Foreign Company has been audited or investigated or is now being audited or, to the Seller's Knowledge, investigated by the U.S. Government Accounting Office, the U.S. Department of Defense or any of its agencies, the Defense Contract Audit Agency, the U.S. Department of Justice, the Inspector General of any U.S. Governmental Body, any similar agencies or instrumentalities of any foreign Governmental Body, or any prime contractor with a Governmental Body nor, to the Seller's Knowledge, has any such audit or investigation been threatened. To the Seller's Knowledge, there is no valid basis for
       (a) the suspension or debarment of any Foreign Division, Domestic Business or Foreign Company from bidding on contracts or subcontracts with any Governmental Body or (b) any claim pursuant to an audit or investigation by any of the entities named in the foregoing sentence. Except as set forth on Schedule 5.33, no Foreign Division, Domestic Business or Foreign Company has any agreements, contracts or commitments which require it to obtain or maintain a security clearance with any Governmental Body.

           5.34 Recalls. To the Seller's Knowledge, there is no basis for the recall, withdrawal or suspension of any approval by any Governmental Body with respect to any product or service sold or proposed to be sold by the Business. None of the products or services of the Business is subject to any recall proceedings and, to the Seller's Knowledge, no such proceedings have been threatened. Except as set forth on Schedule 5.34, since May 24, 1990 no product or service of the Business has ever been recalled.

           5.35 Disclosure. No representation or warranty by the Seller contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the
       statements herein or therein not misleading.   The Seller has








       disclosed to the Buyer all material information relating to the Business or the transactions contemplated by this Agreement.


       6.   REPRESENTATIONS AND WARRANTIES BY THE BUYER.

            The Buyer represents and warrants to the Seller that the statements contained in this Section 6 are true and correct. The Seller shall be presumed to have relied upon the representations and warranties contained herein, notwithstanding any investigation of the Buyer made by the Seller prior to the Closing or the knowledge of the officers, directors, stockholders, employees or agents of the Seller.

            6.1 Organization and Good Standing. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Each Designated Transferee of the Buyer will be a corporation duly incorporated and validly existing and, where such concept exists, will be in good standing under the laws of its jurisdiction of incorporation.

            6.2  Authority.

                 (a) The Buyer has all requisite corporate right, power, capacity and authority to enter into, deliver and perform this Agreement and any other agreement or document necessary to perform this Agreement. This Agreement has been duly and validly executed and delivered by the Buyer pursuant to all necessary corporate action on the part of the Buyer.

                 (b) This Agreement is legal, valid and binding upon and enforceable against the Buyer in accordance with its terms.

            6.3  No Conflict; No Consents or Approvals.

                 (a) Neither the execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated herein by the Buyer nor compliance by the Buyer with any of the provisions hereof will conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) (i) the certificate of incorporation or bylaws of the Buyer, (ii) any material contract, agreement, indenture, note, license or other instrument or obligation of the Buyer or (iii) any law, statute, ordinance, writ, injunction, decree, rule, regulation or court or administrative order by which the Buyer (or any of the properties or assets of the Buyer) is subject or bound; except, in the case of (iii), such violations, breaches or defaults which would not have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Buyer.







                 (b) Except for applicable requirements of the HSR Act, or as disclosed in Schedule 6.3, the Buyer is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance of this Agreement by the Buyer and the consummation of the transactions contemplated hereby by the Buyer.

                 (c) No litigation, claim, administrative proceeding or other proceeding or governmental investigation is pending or, to the Buyer's knowledge, threatened which would prevent or delay the execution, delivery or performance of this Agreement or any agreement, instrument or document contemplated hereby by the Buyer or the consummation by the Buyer of the transactions contemplated hereby or thereby.

            6.4 Investment Representation. The Buyer and each of its Designated Transferees (if any) is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing the same.


       7.   OTHER AGREEMENTS.

            7.1  Conduct of Business.

                 (a) Except to the extent waived or consented to in writing by the Buyer, and except for transfers of shares of capital stock of entities that are not constituents of the Business to entities that are not constituents of the Business, during the period from the date of this Agreement to the Closing, the Seller shall, and shall cause each Share Seller, each Asset Seller and each Foreign Company to, conduct the Business only in the Ordinary Course of Business and in compliance with all applicable Laws and Regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact the current business organization of the Business, keep the physical assets of the Business in good working condition, keep available the services of the current officers and employees of the Business and preserve the relationships of the Business with customers, suppliers and others having business dealings with the Business to the end that the goodwill and ongoing business of the Business shall not be impaired. Without limiting the generality of the foregoing, prior to the Closing, without the written consent of the Buyer, the Seller shall not, and shall cause each Share Seller, each Asset Seller and each Foreign Company not to, with respect to the Business:

                           (i) acquire, sell, lease, encumber or dispose of any assets or any shares or other equity interests in or








                 securities of any corporation, partnership, association or other business organization or division thereof, other than purchases and sales of assets in the Ordinary Course of Business;

                    (ii) except in the Ordinary Course of Business: (A) create, incur or assume any debt not currently outstanding (including obligations in respect of capital leases); (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (C) make any loans, advances or capital contributions to, or investments in, any other person;

                   (iii) enter into, adopt or amend any Plan or Foreign Plan or any employment or severance agreement or arrangement of the type described in Section 5.24(i) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Plan or Foreign Plan or, except in the Ordinary Course of Business, hire any new employees or consultants;

                    (iv) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                     (v) discharge or satisfy any Encumbrance or pay any obligation or liability other than in the Ordinary Course of Business;

                    (vi) mortgage or pledge any of its property or assets relating to the Business or subject any such assets to any Encumbrance other than Permitted Encumbrances;

                   (vii)   sell, assign, transfer or license any
                 Intellectual Property, except for licenses of Intellectual Property in the Ordinary Course of Business in conjunction with product sales;

                  (viii) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract, agreement or Permit relating to the Business if such violation, default or waiver would have a material adverse effect on any Principal Business Unit;

                    (ix) make or commit to make any capital expenditure in excess of $100,000 per item or, when added to capital







                 expenditures made since the Balance Sheet Date, in excess of $400,000 in the aggregate;

                     (x) make any change in the present pricing practices for goods sold by the Business, except in the Ordinary Course of Business;

                    (xi) take any action or fail to take any action permitted by this Agreement if such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Section 8 not being satisfied; or

                   (xii) agree in writing or otherwise to take any of the foregoing actions.

                 (b) The Seller shall promptly notify the Buyer of any lawsuits, claims, proceedings or investigations which are threatened or commenced against the Business, any Share Seller, any Asset Seller or any Foreign Company or their respective stockholders, officers or directors between the date of this Agreement and the Closing Date which may affect the transactions contemplated by this Agreement or materially affect the business, assets, properties, financial condition or results of operations of any Principal Business Unit.

                 (c) The Seller agrees to remit, and agrees to cause the Asset Sellers and the Share Sellers to remit, to the Buyer all amounts received after the Closing Date which were intended to be transferred as part of the Business; the Buyer agrees to remit to the Seller all amounts received after the Closing Date relating to matters of the Seller's or its subsidiaries' businesses but which were not intended to be transferred with the Business.

                 (d) During the period from the date of this Agreement to the Closing, the Seller shall, and shall cause each Share
            Seller, Asset Seller and Foreign Company to, (i) unless instructed otherwise by the Buyer, accept customer orders in the Ordinary Course of Business, and (ii) cooperate with the Buyer in communicating with suppliers and customers to accomplish the transfer of the Assets to and the purchase of the Business by the Buyer on the Closing Date.

            7.2 Full Access and Supplying of Information. Prior to the Closing, the Seller shall (and shall cause each Share Seller, each Asset Seller and each Foreign Company to) permit representatives of the Buyer to have full access to all premises, properties, financial and accounting records, contracts, other records and documents and personnel of or pertaining to the Business; provided, however, that







       such access shall be allowed only during normal business hours, with reasonable advance notice and in such manner as not to interfere unreasonably with the normal business operations of the Business. Prior to the Closing, the Seller shall also furnish to the Buyer or its representatives complete and accurate information as the Buyer may request in connection with any review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of or relating to the Business. In connection therewith, the Seller shall direct and authorize its independent public accountants to make available to the Buyer and to the independent public accountants representing the Buyer all working papers pertaining to the examination and audit by such accountants of the Business. Costs reasonably incurred by the Seller to third parties at the Buyer's request arising from or due to the Buyer's review of the Business shall be paid by the Buyer.

            7.3  Filings and Authorizations.

                 (a) Each of the Seller and the Buyer, as promptly as practicable after the date hereof, shall file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act, shall use its best efforts to obtain an early termination of the applicable waiting period and shall make any further filings or information submissions pursuant thereto that may be necessary,
            proper or advisable.   Notwithstanding any other provision in
            this Agreement, the Buyer shall not be obligated to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act except to the extent it elects to do so in its sole discretion.

                 (b) Each of the Seller and the Buyer, as promptly as practicable after the date hereof, (i) shall make, or cause to be made, all such filings and submissions required under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the purchase and sale of the Assets and the Shares in accordance with the terms of this Agreement; (ii) shall use its best efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and Governmental Bodies necessary to be obtained by it, or its subsidiaries or affiliates, in order for it so to consummate such transfer; and (iii) shall use its best efforts to take or cause to be taken all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Notwithstanding the foregoing, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer, its affiliates









            or the Business. The Seller and the Buyer will coordinate and cooperate with one another in exchanging such information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing.

                 (c) As promptly as practicable following the date hereof, the Seller shall undertake and shall cause each Foreign Company, each Asset Seller and each Share Seller to undertake all actions and filings necessary to comply with all applicable provisions and requirements of the Industrial Site Recovery Act, N.J.S.A. C.13:1K-6 ("ISRA"), with respect to any Assets located in the State of New Jersey that are subject to ISRA requirements. Such actions and filings shall include, but are not limited to, immediate submission of (i) a notice to the New Jersey Department of Environmental Protection and Energy ("NJDEPE") regarding the transfer of ownership and operations of Assets or assets of a Foreign Company located in the State of New Jersey, and (ii) a Remediation Agreement, including a demonstration that a remediation funding source has been established. Such submissions shall be made unless the Seller reasonably demonstrates that an alternative method of compliance with ISRA's requirements will ensure an earlier Closing Date. Regardless of the method of ISRA compliance chosen, the Seller shall obtain from the NJDEPE, prior to the Closing, all consents, approvals, authorizations and waivers required by ISRA covering the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, the Seller shall retain, at its sole cost and expense, all responsibility for compliance with any and all ISRA obligations required by the NJDEPE for the transfer of the Assets or assets of any Foreign Company located in the State of New Jersey from and after the Closing.

                 (d) As promptly as practicable following the date hereof, the Seller shall file all applications with the Texas Bureau of Radiation Control ("BRC"), in form and substance satisfactory to the BRC, for the transfer or issuance to the Buyer of all BRC permits necessary for TNTechnologies to continue to operate after the Closing Date to the maximum extent allowed by the comparable BRC permits held by or on behalf of TN Technologies on the date hereof (the "BRC Permits"). The BRC Permits shall allow materials covered by the BRC Permits to be stored and used in the manufacture, calibration, demonstration, service and distribution of products. The Seller (and each Share Seller and Asset Seller) and the Buyer shall cooperate and consult with each other to arrange for the transfer or issuance to the Buyer of the BRC Permits.

            7.4 Exclusivity. The Seller shall not and shall cause the Asset Sellers, the Share Sellers, the Foreign Companies and the Seller's








       other affiliates not to, and shall cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale of assets, tender offer, recapitalization, accumulation of shares of stock, proxy solicitation or other business combination involving the Business, any Foreign Division, any Domestic Business or any Foreign Company or any material portion thereof or (b) provide any non-public information concerning the Business to any person or entity (other than the Buyer). The Seller shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in this Section 7.4.

            7.5 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the bulk sales or bulk transfers acts or laws of any or all of the states or other jurisdictions in which the Assets are situated (or of any state or jurisdiction) which may be asserted to be applicable to the transactions contemplated hereby. The Buyer and the Seller therefore waive any requirements for compliance with any or all of such laws.

            7.6 Employment of Business Work Force. Prior to the Closing, but effective as of and conditioned on the occurrence of the Closing, the Buyer shall make an offer of employment at will to each employee of the Asset Sellers employed in the Business who on the Closing Date is actively at work or absent due to short-term (six months or less) sick leave, maternity leave, jury duty or similar short-term leave and, upon acceptance by such employee, enter into an at will employer-employee relationship with such employee. Except as otherwise specifically required by applicable law, the Buyer shall not have any obligation to employ or offer employment to any employees of the Asset Sellers employed in the Business other than as provided in the preceding sentence. The terms of said offer of the Buyer to each such employee shall include the payment of compensation which is substantially equivalent to the compensation being provided to such employee immediately prior to the Closing Date; provided, however, that the Buyer shall have complete discretion to change any of the terms or conditions of employment, compensation or benefits at any time after the Closing Date. The parties hereto do not intend to create any third-party beneficiary rights respecting any employee as a result of the provisions herein and specifically hereby negate any such intention. The Seller and each Asset Seller hereby consent to the hiring by the Buyer of employees of the Asset Sellers as contemplated by this Section 7.6 and waive, with respect to the employment of such employees, any claims or rights that the Seller or any Asset Seller may have against the Buyer or any such employee










       under any non-competition,  confidentiality or employment agreement.

            7.7  Employee Benefits.  Contingent upon the occurrence of  the
       Closing:

                 (a) Benefits. Except as to employees of the Business to whom the Buyer is not required to extend an offer of employment as provided in Section 7.6, the Buyer shall cause each employee employed in the Business by the Asset Sellers, the Share Sellers or the Foreign Companies immediately prior to the Closing, as described in Schedule 7.7, and who accepts employment with Buyer pursuant to Section 7.6 or who remains employed by a Foreign Company immediately following the Closing (a "Continuing Employee"), to be provided with benefits, in the aggregate, on a basis substantially consistent with the Buyer's normal
            practices.   Notwithstanding the foregoing, except as required by
             Section 7.7(g) with respect to Pre-Closing Periods, the Buyer expressly reserves the right to modify or terminate any  benefit plan or program at any time or from time to time.

                 (b) Thrift Plan. Effective as of the Closing Date, the Seller shall cause each of the Continuing Employees to have a fully nonforfeitable right to the Continuing Employee's account balance under the Baker Hughes Incorporated Thrift Plan (the "Seller's Thrift Plan"). The Buyer shall take all action necessary and appropriate to extend coverage, effective as of July 1, 1994, under the Thermo Electron Corporation Money Match Plus 401(k) Plan (the "Buyer's Thrift Plan") to the Continuing Employees having account balances under the Seller's Thrift Plan as of the Closing Date. Such Continuing Employees shall be credited under the Buyer's Thrift Plan, for eligibility and vesting purposes, with the service credited under the terms of the Seller's Thrift Plan. The Seller shall provide the Buyer with all such information as is necessary for the Buyer to carry out its obligations under the foregoing sentence. The Seller shall cause to be made any matching or regular contributions that are required under the Seller's Thrift Plan for the period prior to the Closing Date and the Buyer shall have no responsibility therefor. Each Continuing Employee shall be permitted to make a lump sum withdrawal of his or her account balance under the Seller's Thrift Plan. The Buyer shall cause the Buyer's Thrift Plan to accept any direct rollovers with respect to a Continuing Employee from the Seller's Thrift Plan to the Buyer's Thrift Plan. The Buyer agrees to establish an arrangement under which any Continuing Employee may provide for payroll withholding for the purpose of repaying any loan made prior to the Closing Date to such Continuing Employee by the Seller's Thrift Plan.










                 (c) Foreign Retirement Plans. The following provisions shall apply to the non-governmental Foreign Retirement Plans respecting the Business:

                           (i) Pension Plans (Canada). Effective as of the Closing Date, the Seller shall cause each of the
                 Continuing Employees to have a fully nonforfeitable right to the Continuing Employee's account balance under the Baker Hughes Canada, Inc. Employee Pension Plan and Retirement Savings Plan (the "Seller's Canadian Plan"). As soon as practicable after, but effective as of, the Closing Date, the Buyer shall take all action necessary and appropriate to extend coverage under a new or existing pension plan, qualified under the Income Tax Act (Canada) (the "Buyer's Canadian Plan"), to the Continuing Employees covered under the Seller's Canadian Plan as of the Closing Date. Such Continuing Employees shall be credited with service, for eligibility and vesting purposes, with the service credited under the terms of the Seller's Canadian
                 Plan.   As soon as practicable following the Closing Date
                 and  the establishment of the Buyer's Canadian Plan, but no earlier than 60 days after the Closing Date, the Seller
                 shall cause to be transferred from the trustee of the Seller's Canadian Plan to the trustee of the Buyer's Canadian Plan an amount in cash or in kind (with any in-kind transfer to be agreed upon by Seller and Buyer) equal to the aggregate account balances of such Continuing Employees under the Seller's Canadian Plan determined as of the Closing Date in accordance with the methods of valuation set forth in the Seller's Canadian Plan. If the transfer of an account balance is not permitted under the applicable law or under the terms of Seller's Canadian Plan, such account balance shall remain in Seller's Canadian Plan and the Buyer shall have no responsibility therefor. From and after the date of permissible transfers, and except as provided in the preceding sentence, the Buyer shall cause the Buyer's Canadian Plan to assume the obligations of the Seller's Canadian Plan with respect to benefits accrued by such Continuing Employees under the Seller's Canadian Plan, and the Seller's Canadian Plan shall cease to be responsible therefor.

                    (ii) Pension Plan (United Kingdom). Effective as of the Closing Date, the Seller shall cause each of the Continuing Employees to have a fully nonforfeitable right to the Continuing Employee's account balance under the Baker Hughes U.K. Pension Plan (the "Seller's U.K. Plan"). As soon as practicable after, but effective as of, the Closing Date, the Buyer shall take all action necessary and appropriate to extend coverage under a new or existing







                 pension plan, approved by the U.K. Inland Revenue (the "Buyer's U.K. Plan"), to the Continuing Employees covered under the Seller's U.K. Plan as of the Closing Date. Such Continuing Employees shall be credited with service, for eligibility and vesting purposes, with the service credited under the terms of the Seller's U.K. Plan. As soon as is practicable following the Closing Date and the establishment of the Buyer's U.K. Plan, but no earlier than 60 days after the Closing Date, the Seller shall cause to be transferred from the trustee of the Seller's U.K. Plan to the trustee of the Buyer's U.K. Plan an amount in cash or kind (with any in-kind transfer to be agreed upon by Seller and Buyer) equal to the aggregate account balances of such Continuing Employees under the Seller's U.K. Plan, taking into account any existing final salary guarantees, determined in accordance with the methods of valuation set forth in the Actuary's Letter executed by an actuary designated by the Buyer and an actuary designated by the Seller in the form attached hereto as Schedule 7.7(c).
                 From and after the date of such transfer, the Buyer shall cause the Buyer's U.K. Plan to assume the obligations of the Seller's U.K. Plan with respect to benefits accrued by the Continuing Employees under the Seller's U.K. Plan, and the Seller's U.K. Plan shall cease to be responsible therefor.

                   (iii) Superannuation Plan (Australia). Effective as of the Closing, the Buyer shall assume sponsorship of and all responsibilities and obligations of the constituents of the Business relating to the Continuing Employees in Australia under the Capita Portable Superannuation Plan.

                    (iv) Supplemental Annuity Plan (Italy). Effective as of the Closing, the Buyer shall assume sponsorship of and all responsibilities and obligations of the constituents of the Business relating to the accounts of the Continuing Employees in Italy under the Provident Fund managed by Johnson & Higgins.

                     (v) Supplemental Pension Plan (Netherlands/Ramsey). Effective as of the Closing, the Buyer shall assume sponsorship of and all responsibilities and obligations under the Individual Pension Policies taken out with Nationale - Nederlanders by the constituents of the Business relating to the Continuing Employees in the Netherlands.

                    (vi) Supplemental Pension Plan (Netherlands/Tracor Europa). Effective as of the Closing, the Buyer shall assume sponsorship of and all responsibilities under the








                 group annuity policies maintained by the constituents of the Business relating to the Continuing Employees in the Netherlands.

                   (vii) Pension Fund (South Africa). As soon as practicable after, but effective as of the Closing Date, the Buyer shall take all action necessary and appropriate to extend coverage under a new defined contribution plan, qualified under the laws of South Africa (the "Buyer's South Africa Plan"), to the Continuing Employees covered under the Seller's Envirotech Pension Fund (the "Seller's South Africa Plan"). As soon as practicable following the Closing Date and the establishment of the Buyer's South Africa Plan, the Seller shall cause to be transferred from the Seller's South Africa Plan an amount in cash or in kind (with any in-kind transfer to be agreed upon by the Seller and the Buyer) an amount equal to the aggregate accrued benefits under the Seller's South Africa Plan of each Continuing Employee who consents to such a transfer. The amount to be transferred for each Continuing Employee who consents to such a transfer shall be determined by an actuary designated by the Buyer and an actuary designated by the Seller.

                  (viii)   Supplemental Pension Plan (France).   Effective as
                 of the Closing, the Buyer shall (a) assume sponsorship of and all responsibilities and obligations under pension arrangements under AGIRC and ARRCO maintained by the constituents of the Business relating to the Continuing Employees in France and (b) assume sponsorship of and all responsibilities under pension arrangements under AGIRC and ARRCO maintained by the constituents of the Business relating to the Continuing Employees in France.

                    (ix) Severance Plan (Japan). Effective as of the Closing, the Buyer shall assume sponsorship of and all responsibilities and obligations under the Severance Pay Scheme maintained at the date hereof by the constituents of the Business relating to the Continuing Employees in Japan.

                     (x)   Transition Period for Foreign Plans.
                 Notwithstanding the foregoing, the Seller shall make such arrangements as may be necessary for the Continuing Employees to remain in the Foreign Plans for such period, as the Buyer shall elect, of up to 180 days after the Closing Date (the "Foreign Transition Period"), and the Buyer shall bear the cost of such coverage for the Continuing Employees during the Foreign Transition Period at the contribution rate for each such Foreign Plan being









                 paid by the Seller on the date of this Agreement, unless such rate is changed (upward or downward) by the Buyer after the date hereof, in which event the Buyer shall bear the cost of such coverage for the Continuing Employees during the Foreign Transition Period at the changed contribution rate. Notwithstanding the preceding sentence, if one or both of the agreements between the Buyer's actuary and the Seller's actuary contemplated under Sections 7.7(c)(ii) and 7.7(c)(vii) provides a mechanism for cost determination, the provisions of such agreement or agreements shall control.

                 (d)  Welfare Plans.

                      (i) Benefits Continuation. Effective as of the Closing, (A) the Seller shall cause each Continuing Employee to cease to participate in each welfare benefit plan sponsored by the Asset Sellers, the Share Sellers and/or their affiliates (the "Seller's Welfare Plans") and
                 (B) the Buyer shall cause each such Continuing Employee to be covered by the welfare benefit plans required to be provided by the Buyer to the Continuing Employees in accordance with Section 7.7(a) of this Agreement.

                      (ii) Long-Term Disability and Certain Other Benefits. The Seller shall be liable for claims for benefits (other than for short-term disability, workers' compensation and medical (including vision care and prescription drugs) and dental benefits) by employees of the Business (active or inactive) and by terminated employees previously employed in the Business under the Seller's Welfare Plans arising out of occurrences prior to the Closing Date. In this regard, but not by way of limiting the foregoing, the Seller shall be liable for the long-term disability benefits for those employees of the Business receiving or eligible to receive long- term disability benefits as of the Closing Date, including without limitation those employees of the Business in the long-term disability elimination period (which employees shall receive long-term disability benefits from the Seller upon the conclusion of the
                 applicable elimination period); provided, however that the Seller's obligation to provide long-term disability benefits shall cease with respect to any such employee of the Business who subsequently becomes employed by the Buyer.

                      (iii) Short-Term Disability and Workers' Compensation Benefits. The Seller shall be liable for claims for short-term disability benefits and workers' compensation benefits under the Seller's Welfare Plans by employees of








                 the Business (active or inactive) and by terminated employees previously employed in the Business with respect to payments otherwise due prior to the Closing Date. The Buyer shall be liable for claims for short-term disability benefits and workers' compensation benefits under the Seller's Welfare Plans by Continuing Employees with respect to payments otherwise due on or after the Closing Date.

                      (iv) Medical and Dental Benefits. The Seller shall be liable for claims for medical (including vision care and prescription drugs) and dental benefits incurred by employees of the Business (active or inactive) and by terminated employees previously employed in the Business (and their respective covered dependents) under the Seller's Welfare Plans with respect to services and treatment rendered prior to the Closing Date; provided, however, that the preceding provisions shall not alter any deadlines for submission of claims set forth in the Seller's Welfare Plans or increase any benefits, rights or remedies of the Continuing Employees under the Seller's
                 Welfare Plans.   The Buyer shall cause each of the
                 Continuing Employees to be granted credit under the Buyer's medical and dental plans, for the year during which the Closing Date occurs, with any deductibles already incurred by such Continuing Employees for such year under the plans of the Asset Sellers, the Share Sellers and/or their
                 affiliates, but only if and to the extent that the amount of such incurred deductibles has been provided to the Buyer within 180 days after the Closing Date, and the Buyer shall cause there to be waived any pre-existing condition restrictions under the Buyer's medical and dental plans to the extent necessary to provide immediate coverage under the Buyer's medical and dental plans. The Buyer shall make available to the Continuing Employees (and their covered dependents) a group health plan (or plans) having a level of benefits such that the actual coverage of a Continuing Employee (or any of his or her covered dependents) under such group health plan (or plans) would, if the Continuing Employee had made an election under Section 4980 B(f) of the Code or Part 6 of Title I of ERISA with respect to any group health plan maintained by the Seller, any Asset Seller or any Share Seller, constitute an event described in Section 4980B(f)(2)(B)(iv) of the Code and Section 602(2)(D) of ERISA. The Buyer shall have no obligation to provide health benefits to any Continuing Employee who declines to be covered under such group health plan (or plans) and, if the Buyer complies with the requirements of the preceding sentence, the Buyer shall have no further obligation or responsibility to the Seller, any Asset









                 Seller, any Share Seller or any Continuing Employee  under
                 Section 4980B of the Code or Part 6 of Title I of ERISA with respect to the transactions contemplated by this Agreement.

                      (v)  Transition Period.  Notwithstanding the
                 foregoing, the Seller shall make such arrangements as may be necessary for the U.S. Continuing Employees to remain as participants of the Seller's Welfare Plans for a period of up to 90 days after the Closing Date (as the Buyer shall elect) and the Buyer shall bear the cost of such coverage for the U.S. Continuing Employees during such period as follows:

                 (i) The Buyer shall pay the out-of-pocket cost of  actual
                      claims for the U.S. Continuing Employees (and their covered dependents) incurred and paid after the Closing Date under the Seller's Group Medical Benefits Plan and Group Dental Plan plus an administrative fee of 7.5% of actual claims; and

                 (ii) The Buyer shall pay the premium cost for  participation of the U.S. Continuing Employees (and their covered dependents) in any HMO's and in any other of the Seller's Welfare Plans other than the Seller's Group Medical Benefits Plan and Group Dental Plan.

                 (e) Retiree Medical, Dental and Life Benefits. The Seller shall be liable for medical, dental and life insurance coverage under the Seller's Welfare Plans after termination of employment to employees of the Business whose employment terminated prior to the Closing Date and to those employees of the Business who are eligible therefor as of the Closing Date. Prior to the Closing Date, the Seller agrees to notify all employees of the Business that such coverage for all employees of the Business will be terminated upon the Closing Date and that coverage for the Continuing Employees described in the preceding sentence will be provided by the Seller upon retirement from the Buyer and/or its affiliates. The Buyer agrees to provide notice to the Seller of such retirements for purposes of the preceding sentence.

                 (f) Severance Arrangements. Effective as of the Closing Date, the Buyer and/or its affiliates shall provide to the U.S. Continuing Employees severance benefits under the Buyer's various severance benefit plans and arrangements commensurate with the severance benefits provided to similarly situated employees of the Buyer under such severance benefit plans and arrangements, and shall cause to be recognized under the Buyer's various severance benefit plans and arrangements all service by








            the Continuing Employees recognized under the Seller's severance plans in effect on the Closing Date with respect to the Continuing Employees as described in Schedule 7.7(f) (the "Seller's Severance Plans").

                 (g) Incentive Bonus Plan. Effective as of the Closing Date, the Buyer or the Foreign Companies shall assume the liabilities and obligations under the Baker Hughes Incentive Bonus Plan, consisting solely of the letter agreements, as amended, with certain executive employees of the Business listed on Schedule 7.7(g) (which letter agreements provide for bonuses based solely on the regular operations of the Business through the Closing Date and not the sale of the Business or any other event not in the Ordinary Course of Business), to the extent of the accruals and reserves therefor shown in the financial and accounting records of the Business at the Closing Date (to the extent that such accruals and reserves have been determined in a manner consistent with the Seller's past practices in establishing the accruals and reserves therefor set forth on the Balance Sheet).

                 (h) Multiemployer Plans. The Buyer, the Foreign Companies and/or their affiliates shall not assume any obligation or
            liability imposed under Section 4201 of ERISA.   The Buyer, the
            Foreign Companies and/or their affiliates shall not be obligated under any agreement described in Section 4204 of ERISA.

                 (i) VEBA. Any assets in the Baker Hughes Incorporated Employees Benefit Trust ("VEBA") as of the Closing Date attributable to the Business shall inure to the benefit of the remaining eligible employees (other than the Continuing Employees) benefiting under the VEBA.

                 (j) No Third Party Rights. Notwithstanding any other provision of this Agreement, the parties hereto do not intend to create any third party beneficiary rights respecting any Employee or former employee as a result of the provisions herein and specifically hereby negate any such intention. Without intending to limit the generality of the preceding sentence, nothing contained in this Agreement shall, under any circumstances whatsoever, be construed as, expressly or impliedly, constituting or creating any employment contract, offer of employment, promise of continuing employment, promise of employee benefits or other obligation of any other kind of or by the Buyer to, or in favor of, any employees of the Business, and the Buyer, the Foreign Companies, and/or their affiliates expressly disclaim any and all liability to any such third party arising out of this Agreement.










                 (k) Limitation on the Buyer's Liability. The Buyer shall have no liability with respect to the following:

                      (i)  Any claims for benefits under the Seller's
                 Welfare Plans specifically assumed by the Seller, the Asset Sellers, the Share Sellers or their affiliates or for which this Agreement provides that the Seller, the Asset Sellers, the Share Sellers and/or their affiliates shall be liable or would be liable if such claims were timely submitted.

                      (ii) The provision of medical, dental, life  insurance
                 or other benefits under Seller's Welfare Plans to any employee of the Business whose employment terminated prior to the Closing Date or as a result of the transactions contemplated by this Agreement or to any Continuing Employee after termination of employment, except as provided in Section 7.7(d)(iii) or as may be required under
                 Section 4980B of the Code and Part 6 of Title I of ERISA or by applicable state law.

                      (iii) Any severance benefits arising under any of  the
                 Plans or Foreign Plans, the Seller's Severance Plan, any agreement to which any constituent of the Business is a party or otherwise as a result of the transactions contemplated by this Agreement or any bonuses based on the sale of the Business or any other event not in the Ordinary Course of Business.

            7.8  Retention of Records and Sharing of Data.

                 (a) The Buyer shall and shall cause each Foreign Company, each Foreign Division and each Domestic Business to retain for a period of seven years after the Closing Date or longer if required by any applicable statute of limitations the books and records relating to the Business transferred pursuant to this Agreement (unless the Seller requests a longer period, in which case such books and records shall be stored by the Buyer at the Seller's expense), and, during normal business hours, with reasonable advance notice and in such manner as not to interfere unreasonably with the normal business operations of the Buyer, to (i) give the Seller and its authorized representatives reasonable access to the books, records, offices and other facilities and properties of the Foreign Companies, Foreign Divisions and Domestic Businesses relating to the operation of the Business prior to the Closing Date, (ii) permit the Seller to make such inspections (and copies of any documents at the Seller's expense) thereof as the Seller may reasonably request, and (iii) furnish the Seller with such financial and operating data and other information relating to the Seller's responsibilities with respect to the business, operations and








            properties of the Business prior to the Closing Date as the Seller may from time to time reasonably request, including data and information needed for financial and tax reporting and statutory filings.

                 (b) The Seller shall and shall cause each Share Seller and Asset Seller to retain for a period of seven years after the Closing Date (or longer if required by any applicable statute of limitations) the books and records relating to the Business that are retained by the Seller, any Share Seller or any Asset Seller pursuant to the terms of this Agreement (unless the Buyer requests a longer period, in which case such books and records shall be stored by the Seller at the Buyer's expense), and, during normal business hours, with reasonable advance notice and in such manner as not to interfere unreasonably with the normal operations of the business of the Share Sellers and Asset Sellers, to (i) give the Buyer and its authorized representatives reasonable access to (A) such books, records, offices and other facilities and properties and (B) the work papers of its accountants relating to the operation of the Business prior to the Closing Date, (ii) permit the Buyer to make such inspections (and copies of any documents at the Buyer's expense) thereof as the Buyer may reasonably request, and (iii) furnish the Buyer with such financial and operating data and other information as the Buyer may from time to time reasonably request in order to comply with its obligations under applicable securities, tax, environmental, employment or other Laws and Regulations. Without limiting the generality of the foregoing, the Seller shall make available to the Buyer such financial information and reasonable assistance with respect to the Business as is reasonably necessary for the Buyer to prepare on a timely basis the financial statements required by Item 2 of Form 8-K with respect to the transactions contemplated by this Agreement (it being understood that the Buyer anticipates needing to prepare two sets of financial statements, one for the combined operations of Ramsey Technologies and Epsilon
            Industrial and one for the combined operations of the Business excluding Ramsey Technologies and Epsilon Industrial).

                 (c) Promptly upon request by the Buyer made at any during the three-year period following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Business held by any Governmental Body.

           7.9   Tax Matters.  Contingent upon the occurrence of the
       Closing:












           (a)   Liability.

                           (i)  Except as provided in Section 4.4 hereof and
                  Section 7.9(a)(ii) below, the Seller shall be liable for
                 any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to Taxes (other than Interim Period Operating Taxes) attributable to the Business or for which any Foreign Company may be liable with respect to any and all periods, or portions thereof, ending on or before the Closing Date ("Pre-Closing Periods"); provided, however, that Seller shall only be liable for any such Taxes to the extent that the aggregate amount of such Taxes exceeds the aggregate amount of the reserves and accruals for Taxes set forth on the Balance Sheet (other than the reserves and accruals set forth on the Balance Sheet under the caption "Deferred Income Taxes").

                    (ii) Except as provided in Section 4.4 hereof, the Buyer shall be liable for any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgments, settlements, costs and expenses (including reasonable attorneys', accountants' and experts' fees and expenses and any applicable assessments of interest and penalties) with respect to (A) Taxes attributable to the Business with respect to any and all periods, or portions thereof, beginning after the Closing Date ("Post-Closing Periods"), (B) Interim Period Operating Taxes and (C) Taxes (other than Interim Period Operating Taxes) attributable to the Business with respect to any and all Pre-Closing Periods to the extent that the aggregate amount of such Taxes is equal to or less than the aggregate amount of the reserves and accruals for Taxes set forth on the Balance Sheet other than under the caption "Deferred Income Taxes".

                   (iii) In the case of any Tax that is attributable to a period which includes two or more of (x) a Pre-Closing Period exclusive of all or any portion of the Interim Period included in such Pre-Closing Period, (y) an Interim Period or applicable portion thereof or (z) a Post-Closing Period, for purposes of determining the amount of such Tax that is attributable to a Pre-Closing Period versus a Post-Closing Period or to the Interim Period versus a period other than the Interim Period (any of the foregoing periods being hereinafter referred to as a "Relevant









                 Period"), the  following rules shall apply:

                           (A) In the case of ad valorem Taxes imposed on the Assets or any Domestic Asset Seller, any Foreign Division Seller or any Foreign Company and franchise or similar Taxes imposed on any Foreign Company based on capital (including net worth or long-term debt) or number of shares of stock authorized, issued or outstanding, the portion attributable to each Relevant Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Relevant Period and the denominator of which is the number of days in the entire taxable period.

                           (B)  In the case of any Tax not described in
                        Section 7.9(a)(iii)(A) above, the portion
                        attributable to each Relevant Period shall be determined on the basis of an interim closing of the books of the Foreign Company, Foreign Division or Domestic Business as of the end of the last day of
                        each Relevant Period.   For  purposes of this Section
                        7.9(a)(iii)(B), the liability for such Tax with respect to the Relevant Period shall be the product of (i) such Tax for the entire taxable period multiplied by (ii) a fraction, the numerator of which is the hypothetical Tax for such Relevant Period (determined on the basis of such interim closing  of the books, without annualization) and the
                         denominator of which is the sum of such  numerator
                        plus the aggregate amount of the  hypothetical Tax
                        for each other Relevant Period (determined on the basis of such interim closing of the books, without annualization) contained in the taxable period. The hypothetical Tax for any period shall in no case be less than zero.

                 (b)  Cooperation.

                           (i) The Buyer will grant or cause to be granted to the Seller or the Seller's representatives reasonable access to all of the information, books and records relating to the Business within its possession or control (including, without limitation, Tax work papers, Tax Returns and correspondence with taxing authorities), including the right to take extracts therefrom and make copies thereof at the Seller's expense, to the extent reasonably necessary in connection with Taxes of, or attributable to, the Business attributable to Pre-Closing








                 Periods and shall furnish the cooperation of such personnel and affiliates of the Buyer as the Seller may reasonably request in connection therewith; provided, however, that such access shall be allowed only during normal business hours, with reasonable advance notice and in such manner as not to interfere unreasonably with the normal business operations of the Buyer. Without limiting the generality of the preceding sentence, and with respect to any Tax Return of the Seller, any Asset Seller, any Share Seller, any Foreign Company or any of their respective affiliates that includes any Pre- Closing Period of the Business, the Buyer agrees to make available to the Seller, on a basis consistent with the information required by the Seller to be furnished to it by its subsidiaries and other affiliates, all information within the Buyer's possession or control which may be reasonably necessary to prepare any such Tax Return and such other information relating to the Business as the Seller shall reasonably request from time to time. Without limiting the generality of the preceding sentence, the Buyer agrees to prepare and deliver to the Seller all of the Tax packages relating to the Business and furnished by the Seller to the Buyer in connection with
                 the Seller's preparation of any such Tax Return that includes a Pre-Closing Period of the Business (which Tax packages shall be furnished to the Buyer in a manner consistent with the Seller's past practices in furnishing Tax packages to the Business), including without limitation the international and domestic Tax packages for the short period beginning on October 1, 1993 and ending on the Closing Date, which the Buyer shall use its best efforts to complete and deliver to the Seller no later than September 30, 1994; provided, however, that if the Seller shall have delivered a written notice or instruction to the Buyer specifying a later date for completion of such Tax package, the Buyer shall use its best efforts to complete and deliver to the Seller such Tax package no later than such later date; provided further, however, that notwithstanding anything contained in the foregoing provisions of this sentence to the contrary, the Seller shall be entitled to deliver a written notice or instruction to the Buyer specifying a date for completion and delivery of such Tax package, or portion thereof, by the Buyer to the Seller that is earlier than September 30, 1994 to the extent the due date for filing the Tax Return to which such Tax package, or a portion thereof, relates makes it necessary or advisable that such Tax package, or portion thereof, be completed by such earlier date, in which case the Buyer
                 shall use all reasonable efforts to complete and  deliver to










                 the Seller such Tax package no later than such earlier date.

                    (ii) The Seller, the Asset Sellers and the Share Sellers will grant or cause to be granted to the Buyer or the Buyer's representatives reasonable access to all of the information, books and records relating to the Business (including, without limitation, Tax work papers, Tax Returns and correspondence with taxing authorities) within the possession or control of the Seller, any Share Seller or any Asset Seller, including the right to take extracts therefrom and make copies thereof at the expense of the Buyer, to the extent reasonably necessary in connection with Post-Closing Period Taxes and Pre-Closing Period Taxes for which the Buyer may be liable pursuant to Section 7.9(a)(ii) hereof, and shall furnish the assistance and cooperation of such personnel of the Seller, the Share Sellers and the Asset Sellers as the Buyer may reasonably request in connection therewith; provided, however, that such access shall be allowed only during normal business hours, with reasonable advance notice and in such manner as not to interfere unreasonably with the normal business operations of the Seller, the Share Sellers or the Asset Sellers.

                   (iii) Without limiting the generality of the foregoing provisions of this Section 7.9(b), the Seller (and each Share Seller and Asset Seller) and the Buyer shall cooperate and consult in good faith with each other during the course of the preparation of foreign, federal, state and local income Tax Returns which include Pre-Closing Periods and to the extent appropriate shall use their best efforts to agree on the inclusion of items of income, deduction, gain, loss and credit for each Pre-Closing Period so as to properly reflect such items attributable to such Pre-Closing Period in a manner consistent with past practices.

                 (c)Tax Contests.

                           (i)  If any taxing authority proposes any
                 adjustment or questions the treatment of any item, which adjustment or question could, if pursued successfully, result in or give rise to solely a claim (a "Seller Tax Claim") against the Seller by the Buyer under Section 7.9(a), solely a claim (a "Buyer Tax Claim") against the Buyer by the Seller under Section 7.9(a), or both a Seller Tax Claim and a Buyer Tax Claim (a "Joint Tax Claim"), then the party hereto first receiving notice of such adjustment or question (a "Tax Dispute") shall








                 promptly notify the other party hereto in writing of such Tax Dispute.

                    (ii) In the case of either a Seller Tax Claim or a Buyer Tax Claim, other than a Joint Tax Claim, that relates to a taxable period that ended on or before the Closing Date, the Seller shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Seller Tax Claim or Buyer Tax Claim; provided, however, that in any event the Seller shall not, without the Buyer's prior written consent (which consent shall not be unreasonably withheld), enter into any settlement or compromise of such Tax Dispute that would require a payment of more than $5,000. In the case of a Seller Tax Claim that relates to a Foreign Company with respect to a taxable period that begins on or before the Closing Date and ends after the Closing Date, and subject to the provisions of this Section 7.9(c)(ii), the Buyer shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement and/or compromise of the Tax Dispute underlying such Seller Tax Claim; provided, however, that if such Tax Dispute relates to a Tax Return, or a taxable period of, any of the Seller, the Asset Sellers, the Share Sellers or any of their respective affiliates (including, without limitation, a Tax Dispute that relates to such a Tax Return by reason of the inclusion therein of the Business or any portion thereof), the Seller shall have the right, at any time and at its election, to exercise full control over the defense, prosecution, settlement or compromise of such Tax Dispute if such defense, prosecution, settlement or compromise would have a material adverse effect on the defense, prosecution, settlement or compromise of any other liability for, or issue concerning, Taxes of the Seller, the Asset Sellers, the Share Sellers or any of their respective affiliates, but if the Seller elects to exercise such control, the Seller will not, without the Buyer's prior written consent (which consent shall not be unreasonably withheld), enter into any settlement or compromise of such Tax Dispute that would have a material adverse effect on the business, assets, properties, financial condition or results of operations of any Principal Business Unit; and provided further, however, that in any event, the Buyer will not, without the Seller's prior written consent (which consent shall not be unreasonably withheld), enter into any settlement or compromise of such Tax Dispute that would require a payment of more than $5,000.










                   (iii) In the case of any Seller Tax Claim, Buyer Tax Claim or Joint Tax Claim relating to a Post-Closing Period, the Buyer shall have the right, at its sole cost and expense, to control the defense, prosecution, settlement or compromise of the Tax Dispute underlying such Tax Claim.

                    (iv)   In the case of a Joint Tax Claim not  described in
                 Section 7.9(c)(iii) above, the Buyer and the Seller shall consult and cooperate with each other in good faith in order to effectively defend, prosecute, settle or compromise the Tax Dispute underlying such Joint Tax Claim and to mutually agree on the handling thereof; provided, however, that in no event will such Tax Dispute be settled or compromised in a manner that would have a material adverse effect on a party hereto without the prior written consent of such party (which consent shall not be unreasonably withheld). Each of the Seller and the Buyer shall pay its own costs and expenses relating to the handling of any Tax Dispute underlying a Joint Tax Claim.

                     (v) The party hereto that controls a Tax Dispute under the provisions of Section 7.9(c)(ii) or 7.9(c)(iii) shall keep the other party hereto informed of all events and developments relating to such Tax Dispute and the other party hereto, or its authorized representatives, shall be entitled, at its own expense, to attend (but not control) all conferences, meetings and proceedings relating to such Tax Dispute.

                 (d) No Carrybacks. The Buyer agrees that to the maximum extent permitted by applicable law, neither the Buyer nor any of the Buyer's affiliates or subsidiary corporations (including, with respect to Post-Closing Periods, the Foreign Companies, the Foreign Divisions and the Domestic Businesses) will carry back to any taxable period of the Seller or any of its subsidiaries or affiliates (including, with respect to Pre-Closing Periods, the Foreign Companies, the Foreign Divisions and the Domestic Businesses) any loss, credit, or deduction incurred or generated in, or attributable to, any Post-Closing Period that would affect any Tax Return of the Seller or any of its subsidiaries or affiliates, and the Buyer agrees to make or exercise, or cause to be made or exercised, any and all necessary or permitted elections or options available under applicable law to avoid any such carry back.

                 (e) Termination of Tax Sharing Agreements. Except as provided in this Agreement, any and all Tax allocation agreements, Tax sharing agreements, intercompany agreements, or other agreements or arrangements to which any of the Foreign









            Companies, Foreign Divisions or Domestic Businesses are parties and relating to any Tax matters shall be terminated with respect to the Foreign Companies, Foreign Divisions and Domestic Businesses as of the day before the Closing Date, and from and after the Closing Date will have no further force or effect for any taxable period (whether current, future, or past taxable periods).

                 (f) Post-Closing Events Affecting Section 1248 Amounts and Foreign Taxes Paid.

                           (i) The Buyer agrees not to take, or cause or be taken, any of the following actions in respect of any of the Foreign Companies that would have the effect of reducing the earnings and profits of any Foreign Company for its taxable year in which the Closing Date occurs below the level that would otherwise be attributable to the stock of such Foreign Company under Section 1248 of the Code if such taxable year had ended on the Closing Date: (A) the payment of an actual or constructive dividend; (B) the triggering of a deemed dividend under Section 956 of the Code; (C) a sale of stock subject to Section 304 of the Code; (D) the reorganization of a Foreign Company; and (E) changes in accounting methods.

                    (ii) The Buyer agrees (A) to use reasonable efforts to avoid any reduction in the amount of foreign Income Taxes paid by any of the Foreign Companies for Pre-Closing Periods and (B) if a net operating loss is incurred by a Foreign Company (or an affiliate of the Buyer), to elect to forego any carryback of such loss to Pre-Closing Periods of the Foreign Company if local law provides an election to use the amount of such loss as a carryforward. If a net operating loss is incurred by a Foreign Company (or an affiliate of the Buyer) that is required to be carried back and results in a reduction in the foreign Taxes paid by a Foreign Company during a Pre-Closing Period, the Buyer will pay to the Seller an amount equal to any disallowance of the amount of any foreign tax credits (within the meaning of Subpart A of Part III of Subchapter N of the Code) previously claimed by the Seller to the extent such disallowance is attributable to the portion of the aggregate reduction in foreign Tax paid equal to the excess, if any, of the aggregate reduction over the aggregate reduction that would have resulted if (x) the deductions, if any, attributable to the acquisition financing incurred in acquiring the Business were zero, and
                 (y) the net operating loss carrybacks, if any, of affiliates of the Buyer were zero.









                   (iii) Notwithstanding anything to the contrary expressed or implied herein, the Buyer shall not make any election under Section 338 of the Code; provided, however, that the Buyer may make such election and shall not be liable to the Seller, any Asset Seller or any Share Seller for any increases in any Taxes payable by any of them as a result of such election if such election is necessary in order for the Buyer to obtain (as of the Closing Date) an adjusted basis in the Assets for federal income tax purposes equal to the purchase price of such Assets.

                 (g) Disputes.  Disputes between the Buyer and the  Seller
            with respect to any item covered by this Section 7.9 (including the amount of any payments due to the other party or to a taxing authority) shall be resolved as promptly as possible. A dispute shall be deemed to exist to the extent one party does not affirmatively agree with the position held by the other party. In the event of a dispute, the party disputing the position taken by the other party shall notify such other party of the dispute within 10 days of being notified of such other party's position. If such dispute is not resolved within 30 days of the receipt of such notice, such dispute shall be resolved pursuant to the procedures set forth in Section 4.1(d) hereof.

                 (h) Payments. Any payment required under this Section 7.9 shall be made by the Buyer or the Seller, as the case may be, in immediately available funds and no later than 10 days following the receipt of notice from the other party of the amount due. Any payment not made when due under this Section 7.9 shall bear interest, compounded monthly on the last day of each calendar month, from the due date at an interest rate equal to the prime rate of Citibank, N.A. as announced from time to time.

                 (i) Survival of Agreements. All covenants and agreements set forth in this Section 7.9 shall survive the Closing Date until 20 calendar days after the expiration of all applicable statutes of limitation (including any and all extensions thereof).

                 (j) Conflict. In the event of a conflict between the provisions of this Section 7.9 and other provisions of this Agreement, the provisions of this Section 7.9 shall control.

            7.10 Insurance. The parties recognize that the Seller has obtained various insurance policies (the "Policies") from carriers (the "Carriers") providing insurance coverages for businesses conducted by the Seller, its subsidiaries and companies associated therewith. The parties also recognize that included in the assets of the Business are applicable rights (subject to certain obligations)









       under existing Policies arranged for by the Seller in respect of the Business (including the insured's right to defense and indemnity by the Carrier, subject to the insured's duty to give notice and cooperate and the insured's liability for deductible amounts, defense costs, premiums and administrative fees) and that, to the extent so provided under the terms and conditions of individual Policies, certain elements of such insurance coverages for periods prior to the Closing Date may survive thereafter for the benefit of the Business and the Buyer.

            7.11 Certain Trademark Matters.

                 (a) The Buyer and the Seller shall, at the Closing, enter into a Trademark License Agreement with respect to the "ENVIROTECH", the "ENVIROTECH" logo, "BAKER CAC" and "TRACOR EUROPA" marks substantially in the form attached hereto as Exhibit E (the "Trademark License Agreement").

                 (b) The Seller agrees, for itself and on behalf of its subsidiaries and affiliates, not to use, after the Closing Date, any trademark (other than "ENVIROTECH", the "ENVIROTECH" logo, "BAKER CAC" and "TRACOR EUROPA") previously or currently used in the Business or any trademark or name confusingly similar to any of the foregoing. The Seller shall promptly amend the certificate of incorporation and other corporate records of its subsidiaries and affiliates as necessary to comply with this provision.

            7.12 Notice of Breaches; Updates.

                 (a) The Seller shall promptly deliver to the Buyer written notice of any event or development that would (i) render any statement, representation or warranty of the Seller in this Agreement (including exceptions set forth in the Disclosure Schedule) inaccurate or incomplete in any material respect, or
            (ii) constitute or result in a breach by the Seller of, or a failure by the Seller to comply with, any agreement or covenant in this Agreement applicable to the Seller. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

                 (b) The Buyer shall promptly deliver to the Seller written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer in this Agreement inaccurate or incomplete in any material respect, or
            (ii) constitute or result in a breach by the Buyer of, or a failure by the Buyer to comply with, any agreement or covenant in this Agreement applicable to the Buyer. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.








                 (c) The Seller shall deliver to the Buyer, as promptly as practicable following the end of each calendar month ending after the date of this Agreement and prior to the Closing Date, and in any event at least as soon as made available internally within the Buyer, an unaudited combined statement of operations of the Business, and such other internal financial information as is ordinarily prepared by the Seller with respect to the Business, for such month, in each case prepared in accordance with GAAP (except for the absence of footnotes).

            7.13 Proprietary Information. From and after the Closing, the Seller shall, and shall cause the Asset Sellers, the Share Sellers and its other affiliates to, hold in confidence all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Business or the Buyer or the Buyer's business (including without limitation the financial information, technical information or data relating to the products of the Business and the names of customers of the Business) and shall not disclose or make use of the same without the written consent of the Buyer, except to the extent that such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by the Seller.

            7.14 Solicitation and Hiring. For a period of two years after the Closing Date, the Seller shall not, and shall cause its affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee or otherwise, (a) solicit or attempt to induce any Restricted Employee to terminate his or her employment with the Buyer or any affiliate of the Buyer or (b) hire or attempt to hire any Restricted Employee; provided, however, that it shall not be a breach of this Section 7.14 for the Seller to place employment advertisements in newspapers and other mass media and to hire Restricted Employees (other than Restricted Employees whose annual rate of compensation (including for this purpose any bonus expected to be earned for the current year) exceeds $80,000 as of the date of this Agreement) who respond to such advertisements. For purposes of this Agreement, a "Restricted Employee" shall mean any person, other than employees terminated by the Buyer, who either
       (i) was an employee of the Buyer or any affiliate of the Buyer on either the date of this Agreement or the Closing Date or (ii) was an employee of the Seller or any Foreign Division, Domestic Business or Foreign Company on either the date of this Agreement or the Closing Date and, if an employee of a Foreign Division or Domestic Business, received an employment offer from the Buyer within five business days following the Closing Date.













            7.15 Non-Competition.

                 (a) For a period of five years after the Closing Date, the Seller shall not, and shall cause its affiliates not to, either directly or indirectly as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, (i) develop, manufacture, market or sell any product which is competitive with any product manufactured, sold or developed (or under development) by the Business on or prior to the Closing Date, (ii) render or market any service which is competitive with any service rendered or marketed by the Business on or prior to the Closing Date, or (iii) engage in any business competitive with the Business as conducted on the date of this Agreement or as of the Closing Date, in the U.S. or any other country in which the Business was conducted during the two years prior to the Closing Date; provided, however, that it shall not be a breach of this Section 7.15(a) for the Seller to make an acquisition (whether by purchase of assets, stock or otherwise) of an interest in, or any investment in, in either case whether directly or indirectly, any business or entity that derives  20%
            or less of its gross revenues from activities described in the foregoing clauses (i), (ii) or (iii), so long as the portion or portions of the acquired or investee business or entity that derives revenues from activities described in the foregoing clauses (i), (ii) or (iii) is sold or otherwise divested within 18 months after the date of such acquisition or investment.

                 (b) The Seller agrees that the duration and geographic scope of the non-competition provision set forth in this Section
            7.15 are reasonable. In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that this non-competition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the U.S. and each and every political subdivision of each and every country outside the U.S. where this provision is intended to be effective.

            7.16 Cooperation in Litigation. From and after the Closing Date, each party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other party relating to or arising out of the conduct of the Business by the Seller or the Buyer or their respective affiliates prior to or after the Closing Date (other than litigation arising out the transactions contemplated by this Agreement). The party requesting such









       cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the party providing such cooperation and by its officers, directors, employees and agents, but shall not be responsible for reimbursing such party or its officers, directors, employees and agents for their time spent in such cooperation.

            7.17 Collection of Accounts Receivable. The Seller agrees that it shall, and shall cause the Share Sellers and the Asset Sellers to, forward promptly to the Buyer any monies, checks or instruments received by any of them after the Closing Date with respect to the accounts receivable purchased by the Buyer pursuant to this Agreement. The Seller shall, and shall cause the Share Sellers and the Asset Sellers to, provide to the Buyer such reasonable assistance as the Buyer may request with respect to the collection of any such accounts receivable, provided the Buyer pays the reasonable out-of-pocket expenses of the Seller and its officers, directors and employees incurred in providing such assistance.

            7.18 Estoppel Certificates. The Seller shall use its best efforts to obtain and deliver to the Buyer, prior to the Closing, an estoppel certificate in substantially the form attached hereto as Exhibit F for each of the leases listed on Schedule 7.18 (the "Principal Leases"); provided, however, that the Seller shall not be required to make any payments to any person from whom an estoppel certificate is requested in consideration of the issuance thereof. Such estoppel certificates shall disclose no material default by the landlord or the tenant under such Principal Leases and shall not contain any information which is inconsistent with the Seller's representations and warranties with respect to such Principal Leases set forth in Section 5.11 hereof.

            7.19 Non-Disturbance Agreements. The Seller shall use its best efforts to obtain and deliver to the Buyer, prior to the Closing, a Subordination, Nondisturbance and Attornment Agreement in substantially the form attached hereto as Exhibit G from the holder of each mortgage, deed of trust, superior security interest and ground lease in connection with each Principal Lease; provided, however, that the Seller shall not be required to make any payments to any person from whom a Subordination, Nondisturbance and Attornment Agreement is requested in consideration of the issuance thereof.

            7.20 Master Service Agreements. With respect to products actually sold or contracted to be sold by the Business prior to the Closing under master service agreements to which the Seller is a party ("Master Service Agreements"), the Seller shall, commencing on the Closing Date and continuing for the duration of the Master Service Agreements, use reasonable efforts to (i) provide to the Buyer the benefits of the Master Service Agreements, (ii)cooperate with the







       Buyer to reach a reasonable and lawful arrangement designed to provide such benefits to the Buyer during such period and (iii) enforce at the request of the Buyer, or allow the Buyer to enforce (and, solely for such purpose, the Seller hereby constitutes and appoints the Buyer as its true and lawful attorney-in-fact until revoked in writing delivered by the Seller to the Buyer), any rights of the Seller under the Master Service Agreements against the other party or parties thereto (including the right to elect to terminate such of the foregoing in accordance with the terms thereof upon the request of the Buyer); provided, however, that the reasonable costs and expenses of the Seller incurred at the Buyer's request with respect to any of the actions contemplated under (iii) above shall be promptly paid or reimbursed by the Buyer to the Seller.

            7.21 Mountain View Premises. The Buyer shall have the right, exercisable upon written notice to the Seller at any time prior to or at the Closing, to exclude from the Assets the lease (the "Mountain View Lease") under which Spectrace Instruments, Inc. leases the premises at 345 East Middlefield Road, Mountain View, California (the "Mountain View Premises"). In the event that the Buyer elects to exclude the Mountain View Lease from the Assets, then, effective as of the Closing:

       (i) the Mountain View Premises shall not constitute Leased Real Estate and the Mountain View Lease shall be deleted from Schedule 5.11;

       (ii) for a period of six months after the Closing, the Buyer shall pay the Seller $12,500 per month and shall reimburse the Seller for all real estate taxes, operating expenses and other similar operating costs arising after the Closing Date specified to be paid by the tenant in the Mountain View Lease as it exists on the date hereof; and

       (iii) the Seller shall cooperate reasonably with the Buyer in making arrangements for the relocation of the operations of the Business conducted at the Mountain View Premises promptly after the Closing.

           7.22 Termination of Certain Business Relationships. Effective as the Closing, the Seller shall terminate or cause the termination of all contracts, understandings, commitments and agreements listed on Schedule 5.30.

           7.23   Round Rock Property.

                 (a) Prior to the Closing, the Seller shall use its best efforts to subdivide the 12.5 acre hazardous waste storage facility located in Round Rock, Texas adjacent to the TNTechnologies facility described on Schedule 5.11 (the








           "Round Rock Property") from the undivided land of which it is a part. In the event the Seller is unable to subdivide the Round Rock Property prior to the Closing, the Buyer and the Seller shall, at the Closing, enter into a lease (the "Round Rock Lease") of the Round Rock Property (i) having a term of 99 years,
           (ii) requiring the Buyer to pay rent of $1.00 per year to the Seller, and (iii) requiring the Buyer to be responsible for all real estate taxes, operating expenses and other operating costs arising after the Closing Date associated with the Round Rock Property.

                 (b) The Seller shall inform the Buyer in writing at least five business days prior to the Closing whether the Seller will have subdivided the Round Rock Property prior to the Closing. If such notice states that the Seller will not be able to subdivide the Round Rock Property prior to the Closing, such notice shall be accompanied by the proposed form of Round Rock Lease, which shall be reasonably satisfactory to the Buyer, and the Buyer and the Seller shall use their respective best efforts to agree on the final form of the Round Rock Lease prior to the Closing.
           Upon the execution of the Round Rock Lease at the Closing, (i) the Round Rock Lease shall be deemed to be a Seller Lease, (ii) the Round Rock Property shall be deemed to be part of the Seller's Leased Facilities and (iii) the Round Rock Property shall no longer be deemed to be part of the Assets or Seller's Real Estate.

                 (c) If the Round Rock Property is not subdivided prior to the Closing, from and after the Closing the Seller shall continue to use its best efforts to subdivide the Round Rock Property. If the Seller is able to subdivide the Round Rock Property within 99 years after the Closing, the Seller shall convey the Round Rock Property to the Buyer without the payment of any further consideration by the Seller. Upon such conveyance, the Round Rock Lease shall automatically terminate, and the Round Rock Property shall thereafter be deemed to be part of the Assets and the Seller's Real Estate.


       8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER TO  CLOSE.

           The obligation of the Buyer to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

           8.1 Fulfillment of the Seller's Covenants. The Seller shall have fulfilled or complied with each covenant, obligation and agreement required to be fulfilled or complied with by it prior to the Closing Date under this Agreement.

           8.2 Accuracy of the Seller's Representations. The representations and warranties of the Seller contained in this






       Agreement shall be true and correct on the date when made and shall be true and correct on the Closing Date (unless a representation is made as of a specific date, and in such event it shall be true and correct as of such date); provided, however, that in the event the Seller has provided the Buyer with written notice prior to the Closing Date of an event or development arising after the date hereof and prior to the Closing Date that causes any representation or warranty of the Seller in this Agreement not to be true and correct on the Closing Date (a "Seller's Notice"), then the Buyer shall, in its sole discretion, either (i) elect not to close the transactions contemplated by this Agreement by reason of the failure of the condition to Closing specified in this Section 8.2 to be satisfied, or (ii) elect to close the transactions contemplated by this Agreement, notwithstanding the failure of the condition to Closing specified in this Section 8.2 to be satisfied, in which event the Buyer shall be deemed to have waived the condition to Closing specified in this Section 8.2 with respect to the matters specified in the Seller's Notice and shall not seek or be entitled to indemnification under Section 11 with respect to the matters specified in the Seller's Notice.

           8.3 Authorizations and Consents. Except as provided in Section 2.8, the Seller, each Foreign Company, each Asset Seller and each Share Seller shall have obtained and made all governmental or other authorizations, approvals, consents, permits, waivers and filings which are necessary under all applicable Laws and Regulations for the consummation by the Seller of the transactions contemplated by this Agreement. The Seller, each Foreign Company, each Asset Seller and each Share Seller shall have obtained all necessary consents and waivers for the assignment, transfer, sublease or sublicense of the Restricted Assets listed in Part A of Schedule 2.8 and the authorizations, approvals, consents, permits and waivers listed on
       Schedule 8.3.

           8.4 No Litigation. No injunction shall be outstanding which would prevent consummation of the transactions contemplated by this Agreement. No action, suit or proceeding shall be pending by or before any Governmental Body, with respect to which the Buyer shall have received a written opinion of outside counsel (a copy of which shall be provided to the Seller) concluding that the plaintiff has a reasonable probability of prevailing, and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) cause the transactions contemplated by this Agreement to be rescinded following consummation, (ii) subject the Buyer to damages in excess of $2,000,000 or (iii) affect adversely the right of the Buyer to own, operate or control the Business following the Closing.

           8.5 Seller's Certificates. The Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) dated the Closing Date and executed by an








       executive officer of the Seller (i) to the effect that each of the conditions specified in Sections 8.1, 8.2, 8.3, 8.4 and 8.9 is satisfied in all respects and (ii) attaching thereto a true and correct copy of the resolutions of the Board of Directors of the Seller and each Share Seller and Asset Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

           8.6 Resignations. The Buyer shall have received the resignations of each of the directors and officers of each Foreign Company whose resignation has been requested by the Buyer at least ten business days prior to the Closing Date.

           8.7 HSR Act and Similar Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, all necessary authorizations, approvals, consents, permits or waivers under any similar foreign laws shall have been obtained, and the Buyer shall have obtained the prior authorization of the Direction du Tresor of the Minister of Finance of France for the acquisition of the Shares of Ramsey France S.A.R.L.

           8.8  Leases.  The Seller and the Buyer shall have entered  into
       leases in the forms attached hereto as Exhibit H and Exhibit I    (the
       "Seller Leases"). The Seller and the Buyer shall have entered into a sublease in the form attached hereto as Exhibit J (the "Seller Sublease").

           8.9 Backlog. The backlog of firm orders of the Business as of the Closing Date shall be at least $27,000,000.

           8.10 NRC Permits. The Nuclear Regulatory Commission ("NRC") shall have granted to the Buyer those permits necessary for Noran Instruments and TN Technologies to continue to operate after the Closing Date to the maximum extent allowed by the comparable NRC permits held by or on behalf of Noran Instruments and TNTechnologies on the date hereof. Such NRC permits shall allow materials covered by the permits to be stored and used in the manufacture, calibration, demonstration and service of products and, in the case of TNTechnologies only, distribution of products.

           8.11 BRC Permits. The BRC shall have approved the transfer or issuance to the Buyer of the BRC Permits.

           8.12 Product Liability Insurance. The Buyer shall have (i) been named as an additional insured under the Seller's insurance policies listed on Schedule 8.12 which shall cover the matters set forth therein solely with respect to the Business (with any out-of-pocket cost to obtain such naming to be paid by the Buyer) and (ii) obtained an endorsement (the "Endorsement") to the Seller's general liability insurance
       policy issued by American International Specialty Lines   Insurance






       Co. and Ambrit International Insurance, Inc. (the "Seller's Insurance Policy") providing $25,000,000 of coverage for the matters set forth in the Seller's Insurance Policy. The Endorsement shall be solely for the Buyer's benefit (and not the Seller's) and shall cover claims made in the first five years following the Closing Date relating to pre-Closing occurrences relating to the Business. The Buyer shall reimburse the Seller for its actual out-of-pocket cost in obtaining
       the Endorsement.   The Buyer acknowledges that the Endorsement is
       subject to a $2,500,000 deductible unless the Buyer otherwise acquires insurance to provide for such deductible amount. The Buyer further acknowledges that if the Endorsement is exhausted by the Buyer, the Buyer shall not have claims against any additional portion or endorsement of the Seller's Insurance Policy.

           8.13 Round Rock Property. The Round Rock Property shall have been subdivided and conveyed to the Buyer as part of the Assets or the Seller and the Buyer shall have entered into the Round Rock Lease.


       9.  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATION TO CLOSE.

           The obligation of the Seller to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

           9.1 Fulfillment of the Buyer's Covenants. The Buyer shall have fulfilled or complied with each covenant, obligation and agreement required to be fulfilled or complied with by it prior to the Closing Date under this Agreement.

           9.2 Accuracy of the Buyer's Representations. The representations and warranties of the Buyer contained in this Agreement shall be true and correct on the date when made and shall be true and correct on the Closing Date (unless a representation is made as of a specific date, and in such event it shall be true and correct as of such date).

           9.3 Authorizations and Consents. The Buyer shall have obtained and made all governmental or other authorizations, approvals, consents, permits, waivers and filings which are necessary under all applicable Laws and Regulations for the consummation by the Buyer of the transactions contemplated by this Agreement.

           9.4 No Litigation. No injunction shall be outstanding which would prevent consummation of the transactions contemplated by this Agreement. No action, suit or proceeding shall be pending by or before any Governmental Body, with respect to which the Seller shall have received a written opinion of outside counsel (a copy of which shall be provided to the Buyer) concluding that the plaintiff has a








       reasonable probability of prevailing, and wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (ii) subject the Seller to damages in excess of $2,000,000.

           9.5 Buyer's Certificates. The Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) dated the Closing Date and executed by an executive officer of the Buyer (i) to the effect that each of the conditions specified in Sections 9.1 through 9.4 is satisfied in all respects and (ii) attaching thereto a true and correct copy of the resolutions of the Board of Directors of the Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

           9.6 HSR Act and Similar Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated, all necessary authorizations, approvals, consents, permits or waivers under any similar foreign laws shall have been obtained, and the Buyer shall have obtained the prior authorization of the Direction du Tresor of the Minister of Finance of France for the acquisition of the Shares of Ramsey France S.A.R.L.

           9.7 Leases. The Seller and the Buyer shall have entered into the Seller Leases and the Seller Sublease.


       10. CLOSING.

                 (a) Subject to the conditions set forth in Sections 8 and 9, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer at 10:00 a.m., local time, on the later of (i) February 28, 1994 or (ii) the fifth business day following satisfaction or waiver of each of the conditions contained in this Agreement, or on such other date as the Buyer and the Seller may mutually agree (such date being herein called the "Closing Date"). Failure to close on such date shall not relieve either party hereto of its obligations under this Agreement. All transactions at the Closing shall be deemed to take place simultaneously at 12:01 a.m. Eastern Time on the Closing Date, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents are delivered.

                 (b)  At the Closing:










                           (i) the Seller shall deliver to the Buyer the various certificates, instruments and documents referred to in Section 8;

                    (ii) the Buyer shall deliver to the Seller the various certificates, instruments and documents referred to in
                 Section 9;

                   (iii) the Seller shall cause each Share Seller to execute and deliver to the Buyer the certificates, stock powers, share transfer forms, deeds of transfer and other documents referred to in Sections2.2 and 2.6(a);

                    (iv) the Seller shall cause each Asset Seller to execute and deliver to the Buyer the Bills of Sale and other documents referred to in Sections 2.3 and 2.6(a);

                     (v) the Buyer shall execute and deliver to the Seller the instruments of assumption and other documents referred to in Section 3.3;

                    (vi) the Buyer and the Seller shall execute and deliver the Trademark License Agreement;

                   (vii) the Buyer shall pay to the Seller the Purchase Price as specified in Section 2.1;

                  (viii) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the assets of the Business of a tangible nature; and

                    (ix) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.


       11. INDEMNIFICATION.

           11.1 By the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, forfeitures, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, investigations, inquiries by Governmental Bodies or related proceedings) ("Losses") incurred or









       suffered by the Buyer or any affiliate of the Buyer resulting from, relating to or constituting:

                 (a) any misrepresentation or breach of warranty of the Seller contained in this Agreement; provided, however, that the Buyer shall not make any claim for indemnification with respect to (i) the matters set forth in the memorandum prepared by the Buyer dated December 1, 1993 and entitled "Financial Deficiencies/Required Adjustments Ramsey Technology, Inc." or
           (ii) overstatement of inventory on the Balance Sheet resulting from excess and/or obsolete inventory;

                 (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement; and

                 (c)  any Excluded Liabilities.

           11.2 By the Buyer. The Buyer shall indemnify the Seller in respect of, and hold the Seller harmless against, any and all Losses incurred or suffered by the Seller or any affiliate thereof resulting from, relating to or constituting:

                 (a) any misrepresentation or breach of warranty of the Buyer contained in this Agreement;

                 (b) any failure to perform any covenant or agreement of the Buyer contained in this Agreement;

                 (c)  any Assumed Liabilities;

                 (d) any and all Taxes to the extent specified in Section 7.9(a)(ii) hereof;

                 (e) any claims against, or liabilities or obligations of, any Plans or Foreign Plans specifically assumed by the Buyer pursuant to this Agreement, and any claims for compensation, severance pay, termination pay or pay in lieu of notice made by any employees of the Business with respect to services performed or terminations occurring after the Closing Date; and

                 (f)  any Seller Obligations.

           11.3  Limitations on Indemnification.

                 (a) Except as provided in Section 11.3(d)(ii), each party's obligation to indemnify the other for Losses arising under Section 11.1(a) or Section 11.2(a), as the case may be, shall be limited as to amount, as follows:

                           (i)  The Indemnitor shall not be required to
                 indemnify the Indemnitee for any Losses except to the







                 extent that the amount of such Losses, when added to the aggregate amount of all other Losses indemnifiable under this Section 11, exceeds $2,500,000;

                    (ii) To the extent that the amount of any Losses, which when added to the aggregate amount of all other Losses indemnifiable under this Section 11 exceeds $2,500,000, the Indemnitor shall indemnify the Indemnitee for such Losses in excess of $2,500,000 and less than $65,000,000; and

                   (iii) The Indemnitor shall not be required to indemnify the Indemnitee for any Losses which, when added to the aggregate amount of all other Losses indemnifiable under this Section 11, exceed $65,000,000.

                 (b) Any indemnifiable liability or reimbursement under this Section 11 shall be limited to the amount of Losses sustained by the Indemnitee net of any applicable insurance payment made to or tax benefit received by the Indemnitee.

                 (c) Except as provided in Section 7.9(i) and Section 11.3(d)(i), neither the Seller nor the Buyer shall be entitled to make any claim for indemnification arising under Section 11.1(a) or Section 11.2(a), as the case may be, after the second anniversary of the Closing Date, unless the Seller or the Buyer, as the case may be, shall have asserted such claim for indemnification prior to such date, in which event such claim shall survive until the resolution thereof. If a claim for indemnification is asserted prior to the applicable expiration date, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until the resolution of such claim.

                 (d)  Notwithstanding any other provision to the  contrary:

                           (i)  the representations contained in Section 5.2,
                  Section 5.3, Section 5.4 (to the extent that any
                 misrepresentation or breach of warranty arising under
                 Section 5.4 relates to the right of any person or entity, including without limitation any Governmental Body, to cause the transactions contemplated by this Agreement to be rescinded following consummation), Section 5.9 and Section
                 5.28 shall survive without time  limit; and

                    (ii) subject to the provisions of Section 11.3(a)(i), the maximum amount of Losses for which an Indemnitor shall be liable shall be $134,073,923 with respect to Losses arising from breaches of the representations contained in
                 Section 4.3, Section 5.2, Section 5.3 and Section 5.4








                 (to the extent that any misrepresentation or breach of warranty arising under Section 5.4 relates to the right of any person or entity, including without limitation any Governmental Body, to cause the transactions contemplated by this Agreement to be rescinded following consummation).

                 (e) Except with respect to claims based on fraud, the rights of the Buyer and the Seller under this Section 11 shall be the exclusive remedy of the Buyer and the Seller, respectively, with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Seller or the Buyer, respectively, contained in this Agreement (provided that nothing contained in this Agreement shall limit or restrict any right or remedy the Buyer may have under any Environmental Law).

           11.4  Third-Party Claims.

                 (a) In the event that any legal proceedings shall be instituted or any claim or demand shall be asserted by any Person (a "Third-Party Claim") in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Section 11, the party or parties seeking indemnification (collectively, the "Indemnitee") shall cause written notice of the assertion of any Third-Party Claim of which it has knowledge that is covered by this indemnity to be forwarded promptly to the party or parties from which indemnification is sought (collectively, the "Indemnitor"); provided that the failure of an Indemnitee to give timely notice shall not affect rights to indemnification hereunder except to the  extent that the Indemnitor has been damaged by such failure.
            The Indemnitor shall have the right, at its option and at its own expense, to be represented by counsel of its choice and  to participate in the defense, negotiation and/or settlement of any Third-Party Claim.

                 (b) In connection with any Third-Party Claim, the Indemnitor, at the sole cost and expense of the Indemnitor, may, upon written notice to the Indemnitee, assume the defense of any such Third-Party Claim if (x) the Indemnitor acknowledges in writing the obligation of the Indemnitor to indemnify in accordance with the terms of this Agreement the Indemnitee with respect to such Third-Party Claim, (y) the Third-Party Claim seeks monetary damages solely and (z) an adverse resolution of the Third-Party Claim would not have a material adverse effect on the goodwill or reputation of any Principal Business Unit, on the future conduct of the business of any Principal Business Unit by the Buyer or its affiliates; provided, however, that the Indemnitee may participate in any such proceeding with counsel of









           its choice and at its own expense; and provided further, however, that if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes that the Indemnitor and the Indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnitee shall
           be considered "Losses" for purposes of this Agreement.   The party
           controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

                 (c) The Indemnitee shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, unless the Indemnitee waives any right to indemnity therefor by the Indemnitor. Notwithstanding the foregoing, if a customer or a supplier of the Business asserts that the Buyer is liable to such customer or supplier for a monetary or other obligation which may constitute or result in Losses for which the Buyer may be entitled to indemnification pursuant to this Section 11 and the Buyer reasonably determines that it has a valid business reason to fulfill such obligations, then (x) the Buyer shall be entitled to satisfy such obligation without prior notice to or consent from the Seller, (y) the Buyer may make a claim for indemnification pursuant to this Section 11 and (z) the Buyer shall be reimbursed, in accordance with the provisions of this
           Section 11, for any such Losses for which is entitled to indemnification pursuant to the provisions of this Section 11; provided, however, that if the Buyer makes a claim for indemnification in accordance with this sentence the Seller shall not be deemed to have waived any defense to such claim by the Buyer, notwithstanding the Buyer's prior satisfaction of the obligation for which indemnification is sought, and it shall not be a defense to the Buyer's claim for indemnification that the Buyer has satisfied the obligation for which indemnification is sought.

                 (d) After final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by the Indemnitor with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnitee by check within 10 days after the date of such notice.









                 (e) Notwithstanding any other provision of this Section 11 to the contrary, with respect to the Export Control
           Investigation: (i) the Seller shall retain sole control of the defense of the Export Control Investigation, unless it fails to proceed with such defense, in which event such defense may be assumed by the Buyer at the Seller's sole expense upon written notice to the Seller; (ii) the Seller shall provide the Buyer with copies of all correspondence, requests for information, responses, notices and other written materials sent by or received by Seller or its counsel promptly after such materials are sent or received by the Seller or its counsel; (iii) the Buyer shall be entitled to participate in the Export Control Investigation, including without limitation through attendance at all meetings relating to the Export Control Investigation or negotiations for its settlement or resolution, and the right to discuss  with the Seller's counsel matters relating to the Export
            Control Investigation; (iv) to the extent practicable, the  Buyer shall have the right to review and comment on all  correspondence and other written materials to be sent by the Seller or its counsel with respect to the Export Control Investigation prior to the time of sending; (v) the Seller shall not agree to any settlement or other disposition of the Export Control Investigation without the prior written consent of the Buyer, unless such settlement or other disposition does not impose any costs, obligations or restrictions on the Buyer or any of its affiliates and could not have a material adverse effect on the future conduct of the business of any Principal Business Unit or the conduct of the business of the Buyer by the Buyer or its affiliates; and (vi) if the Seller fails to proceed with the defense of the Export Control Investigation and the Buyer assumes such defense upon written notice to the Seller, the Seller shall thereafter reimburse the Buyer for the reasonable fees and expenses of its counsel in connection with such defense.


       12. TERMINATION.

           12.1 Termination Events. Subject to the other provisions of this Section 12, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

                 (a) By either the Seller or the Buyer if a material default or breach shall be made by the other with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations and warranties contained in Sections 4.3 and 5 or 6, as the case may be, and such default has not been waived;









                 (b)  (i) by the Buyer if all of the conditions set forth  in
           Section 8 shall not have been satisfied on or before the Termination Date, other than through failure of the Buyer to fully comply with its obligations hereunder, or shall not have been waived by it on or before such dates; or (ii) by the Seller, if all of the conditions set forth in Section 9 shall not have been satisfied on or before the Termination Date, other than through failure of the Seller to fully comply with its obligations hereunder, or shall not have been waived by it on or before such dates; or

                 (c)  by mutual written consent of the Seller and the  Buyer.

           12.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties hereunder shall terminate; provided, however, that if this Agreement is so terminated by one party pursuant to Section 12.1(a) or 12.1(b)(i) or (ii) because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under any provision of this Agreement, it is expressly agreed and understood that such party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall also survive such termination unimpaired. No termination of this Agreement shall act to terminate or otherwise impair the obligations set forth in Sections 13.3, 13.12 and 13.13.


       13. MISCELLANEOUS.

           13.1 Amendments. This Agreement may be amended only by a written agreement signed by the Seller and the Buyer.

           13.2 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally or sent by telecopier or facsimile machine to the persons identified below, or three days after mailing in the U.S. mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows, or one business day after mailing by overnight courier, addressed as follows:

                      (a) if to the Buyer:

                           Thermo Electron Corporation
                           81 Wyman Street
                           Waltham, Massachusetts  02254
                           Attention:  General Counsel
                           Facsimile:  (617) 622-1283








                           with a copy to:

                           Hale and Dorr
                           60 State Street
                           Boston, Massachusetts  02109
                           Attention:  David E. Redlick, Esq.
                           Facsimile:  (617) 526-5000

                      (b) if to the Seller:

                           Baker Hughes Incorporated
                           3900 Essex Lane, Suite 1200
                           Houston, Texas  77027
                           Attention:  Chief Financial Officer
                           Facsimile:  (713) 439-8157

                           with a copy to:

                           Baker Hughes Incorporated
                           3900 Essex Lane, Suite 1200
                           Houston, Texas  77027
                           Attention:  General Counsel
                           Facsimile:  (713) 439-8699

       Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 13.2.

           13.3 Expenses. Except as otherwise provided herein, each party to this Agreement shall pay its own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

           13.4 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

           13.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           13.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the







       determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this
        Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

           13.7 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

           13.8 Assignment. This Agreement shall not be assigned by either the Buyer or the Seller or by operation of law or otherwise, except that the Buyer may assign some or all of its rights, interests and/or obligations hereunder to one or more affiliates of the Buyer ("Designated Transferees"). If the Buyer assigns any of its rights, interests and/or obligations hereunder to one or more Designated Transferees, then, unless the context otherwise requires, all references herein to the Buyer shall mean and include the respective Designated Transferees.

           13.9 Governing Law; Time of the Essence. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware as to all matters and issues relating to the transactions contemplated by this Agreement, including but not limited to, matters and issues of validity, construction, effect, performance and remedies. Time is of the essence in the performance of this Agreement.

          13.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

          13.11 Conditions and Documents. All parties shall use their best efforts to satisfy the conditions to Closing and otherwise consummate the transactions contemplated by this Agreement, including the execution of such documents as may be reasonably necessary to effectuate the purposes of this Agreement. Without limiting the generality of the foregoing, the Seller shall cause each Share Seller and Asset Seller to execute such documents, and to take such actions, as may be necessary to enable the Seller to carry out its obligations hereunder and to consummate the transactions contemplated hereby.










          13.12  Publicity.  Until the business day after the Closing  Date and except for any public disclosure which the Buyer or the  Seller in good faith believes is required by law or applicable stock exchange rules, neither party shall issue any press release regarding the transactions contemplated hereby, without the prior written approval of the other party, which shall not be unreasonably withheld. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution of this Agreement and as soon as practicable after the Closing.

          13.13 Confidential Information. In connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, each party hereto will have access to data and confidential information relating to the other party. Each party hereto shall treat such data and information as confidential, preserve the confidentiality thereof and not duplicate or use such data or information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party hereto shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such data or information; provided, however, that such obligations shall not apply to any data and information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the receiving party, (iii) which the receiving party knew or to which the receiving party had access prior to disclosure by the disclosing party, (iv) which is required by law, regulation or exchange rule, or in connection with legal process, to be disclosed, (v) which is disclosed by a receiving party to its attorneys or accountants, who shall respect the above restrictions, or (vi) which is obtained in connection with any Tax matters and is disclosed in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

          13.14 Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of any foreign country, the U.S. or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.










          13.15  Dispute Resolution.

                 (a) General. In the event that any dispute should arise between the Buyer and the Seller with respect to any matter covered by this Agreement, other than the calculation of the Final Statement of Cash Position (as to which any dispute shall be resolved solely as provided in Section 4.1), the Buyer and the Seller shall resolve such dispute in accordance with the procedures set forth in this Section 13.15.

                 (b) Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, the parties shall first use their best efforts to resolve such dispute between themselves. If the parties are unable to resolve the dispute within 30 calendar days after the commencement of efforts to resolve the dispute, the dispute may be submitted to arbitration in accordance with Section 13.15(c).

                 (c)  Arbitration.

                           (i) Either the Buyer or the Seller may submit any matter referred to in Section 13.15(a) to arbitration by notifying the other party hereto, in writing, of such dispute. Within 10 days after receipt of such notice, the Buyer and the Seller shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any affiliate of any party to this Agreement.

                    (ii) Within 15 days after the designation of the arbitrator, the arbitrator, the Buyer and the Seller shall meet, at which time the Buyer and the Seller shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

                   (iii) The arbitrator shall set a date for a hearing, which shall be no later than 30 days after the submission of written proposals pursuant to Section 13.15(c)(ii), to discuss each of the issues identified by the Buyer and the Seller. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.










                    (iv) The arbitrator shall use his or her best efforts to rule on each disputed issue within 30 days after the completion of the hearings described in Section 13.15(c)(iii). The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                     (v) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

                    (vi) Any arbitration pursuant to this Section 13.15 shall be conducted in Washington, D.C. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties.

                   (vii)   Notwithstanding the foregoing, nothing in  this
                 Section 13.15 shall be construed as limiting in any way the right of a party to seek injunctive relief under Section
                 13.14 with respect to any actual or threatened breach of this Agreement, including without limitation an actual or threatened breach of Sections 7.14 or 7.15, from a court of competent jurisdiction.

          13.16 Legal Fees. In the event of any litigation between the Seller and the Buyer arising out of this Agreement, the party prevailing in such litigation shall be entitled to have its reasonable attorneys' fees and expenses reimbursed by the other party.

          13.17 Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
















            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.



                                          THERMO ELECTRON CORPORATION



                                           By:____________________________
                                           Name:__________________________
                                           Title:_________________________


                                          BAKER HUGHES INCORPORATED



                                           By:____________________________
                                           Name:__________________________
                                           Title:_________________________
































                            FIRST AMENDMENT TO ASSET
                          AND STOCK PURCHASE AGREEMENT



     AMENDMENT (the "Amendment") dated as of March 16, 1994, between Baker Hughes Incorporated, a corporation organized under the laws of Delaware (the "Seller"), and Thermo Electron Corporation, a corporation organized under the laws of Delaware (the "Buyer").


                             W I T N E S S E T H :


     WHEREAS, the Buyer and the Seller have entered into an Asset and Stock Purchase Agreement dated as of January 28, 1994 (the "Agreement"); and

     WHEREAS, the Buyer and the Seller desire to amend the Agreement as set forth in this Amendment.

     NOW, THEREFORE, the parties hereto agree as follows:


     1. All capitalized words and terms used in this Amendment and not defined herein shall have the respective meanings ascribed to them in the Agreement.

     2. Section 2.1 of the Agreement is hereby amended by deleting $134,073,923 and substituting therefor $128,389,033.

     3.   The following shall be inserted as Section 7.24 of the Agreement:

          "7.24    Insurance.

                   (a) With respect to the $25,000,000 of insurance coverage to be provided to the Buyer under the Seller's Insurance Policy pursuant to Section 8.12, the Seller shall pay to the Buyer, from time to time, all amounts not recoverable by the Buyer under the Seller's Insurance Policy solely as a result of the Seller's self-insured retention under such policy. For each claim payable to the Buyer under the Seller's Insurance Policy, the Seller shall pay to the Buyer the amount of such self-insured retention related to such claim at the time payment is made under the Seller's Insurance Policy. The Seller may elect to obtain coverage for some or all of such self-insured retention from a third party insurer; provided that the cost to the Buyer described in Section 8.12 shall not be affected thereby.

                   (b) The Buyer has advised the Seller that the Buyer has obtained an insurance policy to insure itself against the $2,500,000 deductible referred to in Section 8.12 of the Agreement. The Seller hereby undertakes to inform its insurers that the Buyer has obtained this policy, so that the Seller's insurers will not assert that the $2,500,000 deductible is applicable over and above the coverage provided by the policy obtained by the Buyer."

     4.   The following shall be inserted as Section 7.25 of the Agreement:

          "7.25    Argentina Assets

                   (a) The Seller shall use its best efforts to liquidate the Assets related to the operation of the Business in Argentina (collectively, the "Argentina Assets"). All proceeds, net of reasonable and customary liquidation expenses, of such liquidation shall be promptly remitted to the Buyer upon their receipt by the Seller.

            (b) At any time after six months from the Closing Date, at the request of the Buyer, the Seller shall transfer to the Buyer the Argentina Assets then remaining unliquidated. The Seller hereby assigns to the Buyer any rights or claims relating to the Argentina Assets."

     5.   Section 8.8 is hereby amended by deleting the first sentence of such section in its entirety and substituting therefor the following:

          "The Seller and the Buyer shall have entered into leases in the forms attached hereto as Exhibit H, Exhibit I and Exhibit K (the "Seller Leases")."

The form of lease attached to this Amendment as Exhibit 1 shall be deemed to be Exhibit K to the Agreement.

     6. Section 10 is hereby amended by inserting as subparagraph (c) thereto the following:

          "(c) Notwithstanding the foregoing in this Section 10, the consummation of the transactions contemplated by this Agreement with respect to the business and operations of Ramsey Technologies in South Africa (the "South Africa Closing") shall take place promptly following the receipt by Thermedics (South Africa) Pty. Ltd. ("Thermedics (South Africa)") of sufficient capital (the "Capital Requirement") to satisfy South African laws and regulations relating to the acquisition by Thermedics (South Africa) of such business and operations. The Buyer shall use its best efforts promptly to satisfy the Capital Requirement. All references in the Agreement to the "Closing" and the "Closing Date" in a context which relates to the business and operations of Ramsey Technologies in South Africa or the transfer of such business and operations to the Buyer shall mean in such context the South Africa Closing and the date on which the South Africa Closing occurs, respectively. All actions set forth in subparagraph (b) above which would have otherwise been required to be taken by the Buyer or the Seller at the Closing with respect to the transfer of the business and operations of Ramsey Technologies in South Africa shall be required to be taken at the South Africa Closing, including, without limitation, payment by the Buyer to the Seller of $213,730 of the Purchase Price allocated to such business and operations."

     7.   Section 2.5 is hereby amended by adding the following subparagraphs
(j) and (k):

          "(j) the real estate owned by Baker Hughes Oilfield Operations, Inc., a California corporation, and to be leased to the Buyer pursuant to a lease in the form attached hereto as Exhibit K.

          (k) the Argentina Assets (as defined in Section 7.25), except for the proceeds therefrom and rights and claims relating thereto as described in Section 7.25."

     8.   The following shall be inserted as Section 7.26 of the Agreement:

         "7.26     Indemnification for Failure to Obtain Certain Consents.  The
     Seller hereby agrees to indemnify, and hold harmless, the Buyer from and against all Losses (as defined in Section 11.1) incurred by the Buyer or any affiliate of the Buyer as a result of the Seller not receiving (i) the consent to the assignment of the Ramsey Technologies facility in Amersfoort, The Netherlands from the landlord of such facility prior to the Closing Date and (ii) the consent to the sub-lease of the Tracor Europa B.V. facility in Amersfoort, The Netherlands from the landlord of such facility prior to the Closing Date."

     9. The Schedules to the Agreement corresponding to the Schedules attached hereto as Exhibit 2 are hereby deleted and the corresponding Schedules in
Exhibit 2 are substituted therefor.

     10.  The following shall be inserted as Section 7.27 of the Agreement:

          "7.27    Closing Documents.  The Seller shall use its best efforts
     after the Closing Date to provide to the Buyer, as soon as practicable after the Closing, with each of the closing documents listed on the international closing checklist attached hereto as Exhibit L that are not provided to the Buyer at the Closing."

Exhibit 3 attached to this Amendment shall be deemed to be Exhibit L to the Agreement.

     11.  The following shall be inserted as Section 7.28 of the Agreement:

          "7.28    UK Leases.

          (a) Until such time as the Lease for Unit A2 Swift Park, Old Leicester Road, Rugby, Warwickshire CV21 1DZ, shall be executed, Thermedics Limited shall be permitted by Baker Hughes Limited to occupy the premises as Licensee upon the same terms as contained in the agreed form of Lease upon payment of a license fee equivalent to the rent payable under the Lease.

          (b) Until such time as the License of the Landlord for Unit 15 Chamberlayne Road, Moreton Hall Industrial Estate, Bury St. Edmonds, Suffolk, shall be issued and the assignment of the leasehold interest executed, Thermo Electron Limited shall be permitted by Baker Hughes Limited to occupy the premises as Licensee upon the same terms as contained in Lease upon payment of a license fee equivalent to the rent payable under the Lease."

     12.  Section 13 of the Agreement is incorporated herein by reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

                                             THERMO ELECTRON CORPORATION


                                             By:________________________
                                             Name:   Conan R. Deady
                                             Title:  Associate General Counsel


                                             BAKER HUGHES CORPORATION


                                             By:________________________
                                             Name:   Eric L. Mattson
                                             Title:  Vice President and
                                                     Chief Financial Officer